Exhibit 10.1

EXECUTION COPY

CREDIT AGREEMENT

dated as of

June 13, 2008

among

HARDINGE INC.,

as the Company

HARDINGE HOLDINGS GMBH,

as the Swiss Borrower

The Lenders Party Hereto

HSBC BANK USA, NATIONAL ASSOCIATION

and

KEYBANK NATIONAL ASSOCIATION

as Co-Documentation Agents

BANK OF AMERICA, N.A.

as Syndication Agent

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

Page

SCHEDULES:

Schedule 2.01	— Commitments
Schedule 2.02	— Mandatory Cost
Schedule 2.06	— Existing Letters of Credit
Schedule 3.01	— Subsidiaries
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-1	— Form of Opinion of Loan Parties’ Special U.S. Counsel
Exhibit B-2	— Form of Opinion of Loan Parties’ Special Swiss Counsel
Exhibit B-3	— Form of Opinion of Loan Parties’ Special UK Counsel
Exhibit C	— Form of Increasing Lender Supplement
Exhibit D	— Form of Augmenting Lender Supplement
Exhibit E	— List of Closing Documents

CREDIT AGREEMENT (this “Agreement”) dated as of June 13, 2008 among HARDINGE INC., HARDINGE HOLDINGS GMBH, the LENDERS from time to time party hereto, BANK OF AMERICA, N.A. as Syndication Agent and HSBC BANK USA, NATIONAL ASSOCIATION and KEYBANK NATIONAL ASSOCIATION as Co-Documentation Agents and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus, without duplication, (ii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (including its branches and affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Subsidiary Guarantor would cause a Dividend Tax Event.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitment” means the aggregate of the Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Commitment is $100,000,000.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Swiss Francs, (iv) Canadian Dollars (v) British Pounds Sterling and any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitment represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Pledge Percentage” means 100% but 65% in the case of a pledge by the Company or any Domestic Subsidiary of its Equity Interests in an Affected Foreign Subsidiary.

“Applicable Rate” means, for any day, with respect to any Revolving Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Spread”, “ABR Spread” or “Commitment Fee Rate”, as the case may be, based upon the Leverage Ratio applicable on such date:

	Leverage Ratio:	Eurocurrency Spread	ABR Spread	Commitment Fee Rate
Category 1:	< 1.50 to 1.00	1.00%	0%	0.20%
Category 2:	> 1.50 to 1.00 but < 2.00 to 1.00	1.25%	0.25%	0.225%
Category 3:	> 2.00 to 1.00 but < 2.50 to 1.00	1.50%	0.50%	0.25%
Category 4:	> 2.50 to 1.00 but < 3.00 to 1.00	1.75%	0.75%	0.30%
Category 5:	> 3.00 to 1.00	2.00%	1.00%	0.375%

For purposes of the foregoing,

(i) if at any time the Company fails to deliver the Financials on or before the date the Financials are due pursuant to Section 5.01, Category 5 shall be deemed applicable for the period commencing five (5) Business Days after the required date of delivery and ending on the date which is five (5) Business Days after the Financials are actually delivered, after which the Category shall be determined in accordance with the table above as applicable;

(ii) adjustments, if any, to the Category then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable Financials (it being understood and agreed that each change in Category shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and

(iii) notwithstanding the foregoing, Category 1 shall be deemed to be applicable until the Administrative Agent’s receipt of the applicable Financials for the Company’s first fiscal quarter ending after the Effective Date (unless such Financials demonstrate that Category 2, 3, 4 or 5 should have been applicable during such period, in which case such other Category shall be deemed to be applicable during such period) and adjustments to the Category then in effect shall thereafter be effected in accordance with the preceding paragraphs.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest amount of such currency as reasonably determined by the Administrative Agent from time to time.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20.

“Available Revolving Commitment” means, at any time, the Aggregate Commitment then in effect minus the Revolving Credit Exposure of all the Lenders at such time; it being understood and agreed that any Lender’s Swingline Exposure shall not be deemed to be a component of the Revolving Credit Exposure for purposes of calculating the commitment fee under Section 2.12(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Banking Services” means each and any of the following bank services provided to the Company or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Company or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company and/or the Swiss Borrower, as the context may require.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by any Borrower for a Revolving Borrowing in accordance with Section 2.03.

“British Pounds Sterling” means the lawful currency of Great Britain.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.08 (without giving effect to any exceptions described in clauses (i) through (iv) of such Section 6.08).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Agreed Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Borrowings or LC Disbursements which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Company by any Person or group; (d) the occurrence of a change in control, or other similar provision, as defined in any agreement or instrument evidencing any Material Indebtedness (triggering a default or mandatory prepayment, which default or mandatory prepayment has not been waived in writing); or (e) the Company ceases to own, directly or indirectly, and Control 100% (other than directors’ qualifying shares) of the ordinary voting and economic power of the Swiss Borrower.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agent” means each of HSBC Bank USA, National Association and KeyBank National Association in its capacity as co-documentation agent for the credit facility evidenced by this Agreement.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and the Holders of Secured Obligations, to secure the Secured Obligations.

 “Collateral Documents” means, collectively, the Security Agreement, the Foreign Pledge Agreements and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Company or any of its Subsidiaries and delivered to the Administrative Agent.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Company” means Hardinge Inc., a New York corporation.

“Computation Date” is defined in Section 2.04.

“Consolidated EBITDA” means Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) extraordinary or non-recurring non-cash expenses or losses incurred other than in the ordinary course of business, (vi) non-cash expenses related to stock based compensation minus, to the extent included in Consolidated Net Income, (vii) interest income, (viii) income tax credits and refunds (to the extent not netted from tax expense), (ix) any cash payments made during such period in respect of items described in clauses (v) or (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were incurred and (x) extraordinary, unusual or non-recurring income or gains realized other than in the ordinary course of business, all calculated for the Company and its Subsidiaries in accordance with GAAP on a consolidated basis.  For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other Equity Interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $10,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property that yields gross proceeds to the Company or any of its Subsidiaries in excess of $10,000,000.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, cash Consolidated Interest Expense, plus the aggregate rent or other amounts payable under any lease (excluding Capital Lease Obligations), plus scheduled principal payments on Indebtedness made during such period, plus expense for Taxes paid in cash, plus dividends or distributions paid in cash, plus Capital Lease Obligation payments, all calculated for the Company and its Subsidiaries on a consolidated basis.

“Consolidated Funded Indebtedness” means at any time the aggregate amount of Consolidated Total Indebtedness which is outstanding at such time, whether or not such amount is due or payable at such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense (including without limitation interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) of the Company and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Company and its Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Swap Agreements to the extent such net costs are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Indebtedness” means at any time the sum, without duplication, of (a) the aggregate Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with GAAP, (b) the aggregate amount of Indebtedness of the Company and its Subsidiaries relating to the maximum drawing amount of all letters of credit outstanding and bankers acceptances and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by the Company or any of its Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Country Risk Event”  means:

(i)            any law, action or failure to act by any Governmental Authority in any Borrower’s or Letter of Credit beneficiary’s country which has the effect of:

(a)           changing the obligations under the relevant Letter of Credit, the Credit Agreement or any of the other Loan Documents as originally agreed or otherwise creating any additional liability, cost or expense to the relevant Issuing Bank, the Lenders or the Administrative Agent,

(b)           changing the ownership or control by such Borrower or Letter of Credit beneficiary of its business, or

(c)           preventing or restricting the conversion into or transfer of the applicable Agreed Currency;

(ii)           force majeure; or

(iii)          any similar event

which, in relation to (i), (ii) and (iii), directly or indirectly, prevents or restricts the payment or transfer of any amounts owing under the relevant Letter of Credit in the applicable Agreed Currency into an account designated by the Administrative Agent or the relevant Issuing Bank and freely available to the Administrative Agent or such Issuing Bank.

“Credit Event” means a Borrowing, the issuance of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Dividend Tax Event” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of Dollars if such currency is a Foreign Currency, calculated on the basis of the Exchange Rate for such currency, on or as of the most recent Computation Date provided for in Section 2.04.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Loan Party” means a Loan Party that is a Domestic Subsidiary.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency”, when used in reference to a currency means an Agreed Currency and when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the Reuters World Currency Page for such Foreign Currency.   In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, such Exchange Rate shall instead be calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., Local Time, on such date for the purchase of Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax pursuant to Section 2.17(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of the Company and its Subsidiaries required to be delivered pursuant to Section 5.01(a) or 5.01(b).

“First Tier Foreign Subsidiary” means each Foreign Subsidiary with respect to which any one or more of the Company and its Domestic Subsidiaries directly owns or controls more than 50% of such Foreign Subsidiary’s issued and outstanding Equity Interests.

“Fixed Charge Coverage Ratio” has the meaning assigned to such term in Section 6.10(b).

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency LC Exposure” means, at any time, the sum of (a) the Dollar Amount of the aggregate undrawn and unexpired amount of all outstanding Foreign Currency Letters of Credit at such time plus (b) the aggregate principal Dollar Amount of all LC Disbursements in respect of Foreign Currency Letters of Credit that have not yet been reimbursed at such time.

“Foreign Currency Letter of Credit” means a Letter of Credit denominated in a Foreign Currency.

“Foreign Currency Sublimit” means $50,000,000.

“Foreign Facility Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with one or more credit facilities to any Foreign Subsidiary by any Lender or any of its Affiliates, all to the extent such credit facilities are approved by the Administrative Agent, in its good faith, reasonable credit judgment, to be secured by the Collateral.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Loan Party” means a Loan Party which is a Foreign Subsidiary.

“Foreign Pledge Agreements” means those certain pledge agreements (including any and all supplements thereto) executed by the relevant Loan Parties with respect to the pledge of Equity Interests of a Pledge Subsidiary which is a Foreign Subsidiary and any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 5.09 in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Foreign Pledge Trigger Event” means the receipt by a Foreign Subsidiary (other than the Swiss Borrower) following the Effective Date of an aggregate amount equal to or in excess of $10,000,000, whether in the form of an investment, loan or other type of advance, from another Loan Party.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and affiliate of such Lender in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Company or any Subsidiary, (iv) each Lender and affiliate of such Lender in respect of agreements evidencing Foreign Facility Obligations, (v) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Loan Parties to such Person hereunder and under the other Loan Documents, and (vi) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.20.

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) obligations of such Person under Sale and Leaseback Transactions.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated April 2008 relating to the Company and the Transactions.

“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December and the Maturity Date, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Maturity Date.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the applicable Borrower (or the Company on behalf of the Swiss Borrower) may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Policy” means the investment policy of the Company as in effect on the Effective Date and as amended, restated or supplemented from time to time by management of the Company with the prior written consent of the Administrative Agent.

“Issuing Bank” means, as the context may require, (a) JPMorgan Chase Bank, N.A., with respect to Letters of Credit issued by it, or (b) any other Lender selected by the Company and approved by the Administrative Agent, in its good faith, reasonable judgment, which agrees to act as an Issuing Bank hereunder, with respect to Letters of Credit issued by it, and in each case its successors in such capacity as provided in Section 2.06(i).  Each Issuing Bank may, in its discretion, arrange for one or more

Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Amount of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to Section 2.20 or pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” has the meaning assigned to such term in Section 6.10(a).

“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate appearing on, in the case of Dollars, Reuters Screen LIBOR01 Page and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as reasonably determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to (or, in the case of Loans denominated in British Pounds Sterling, on the day of) the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to Section 2.10(e) of this Agreement, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, and all other agreements, instruments, documents and certificates identified in

Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated thereby.  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Parties” means, collectively, the Borrowers and the Subsidiary Guarantors.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Local Time” means (i) New York City time in the case of a Loan, Borrowing or LC Disbursement denominated in Dollars to, or for the account of, the Company and (ii) local time at the place of the relevant Loan, Borrowing or LC Disbursement (or such earlier local time as is necessary for the relevant funds to be received and transferred to the Administrative Agent for same day value on the date the relevant reimbursement obligation is due) in the case of a Loan, Borrowing or LC Disbursement which is denominated in a Foreign Currency or which is to, or for the account of, the Swiss Borrower.

“Mandatory Cost” is described in Schedule 2.02.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of the Company and the Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any and all other Loan Documents or the rights or remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary (i) which, in the case of a Foreign Subsidiary (other than the Swiss Borrower), has received, following the Effective Date, an aggregate amount equal to or in excess of $10,000,000, whether in the form of an investment, loan or other type of advance, from another Loan Party, (ii) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01, contributed greater than five percent (5%), in the case of a Domestic Subsidiary, or ten percent (10%), in the case of a Foreign Subsidiary, of the Company’s Consolidated EBITDA for such period or (iii) which contributed greater than five percent (5%), in the case of a Domestic Subsidiary, or ten percent (10%), in the case of a Foreign Subsidiary, of the Company’s Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of the Company’s Consolidated EBITDA or Company’s Consolidated Total Assets attributable to Subsidiaries that are not Subsidiary Guarantors exceeds twenty-five percent (25%) of the Company’s Consolidated EBITDA for any such period or twenty-five percent (25%) of the Company’s Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten days, the Administrative Agent) shall designate sufficient Subsidiaries as “Material Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means June 13, 2013.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Money Credit Event” means with respect to any Issuing Bank, any increase (directly or indirectly) in such Issuing Bank’s exposure (whether by way of additional credit or banking facilities or otherwise, including as part of a restructuring) to any Borrower or any Governmental Authority in any Borrower’s or any applicable Letter of Credit beneficiary’s country occurring by reason of (i) any law, action or requirement of any Governmental Authority in such Borrower’s or such Letter of Credit beneficiary’s country, or (ii) any request in respect of external indebtedness of borrowers in such Borrower’s or such Letter of Credit beneficiary’s country applicable to banks generally which conduct business with such borrowers, or (iii) any agreement in relation to clause (i) or (ii), in each case to the extent calculated by reference to the aggregate Revolving Credit Exposures outstanding prior to such increase.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Company and its Subsidiaries to any of the Lenders, the Administrative Agent, the Issuing Banks or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Foreign Currency Rate” means, for any amount payable in a Foreign Currency, the rate of interest per annum as reasonably determined by the Administrative Agent at which overnight or weekend deposits in the relevant currency (or if such amount due remains unpaid for more than three (3) Business Days, then for such other period of time as the Administrative Agent may reasonably elect) for delivery in immediately available and freely transferable funds would be offered by the Administrative Agent to major banks in the interbank market upon request of such major banks for the relevant currency as determined above and in an amount comparable to the unpaid principal amount of the related Credit Event, plus any taxes, levies, imposts, duties, deductions, charges or withholdings imposed upon, or charged to, the Administrative Agent by any relevant correspondent bank in respect of such amount in such relevant currency.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) or series of related acquisitions by the Company or any Subsidiary of (i) all or substantially all the assets of or (ii) all or substantially all the Equity Interests in, a Person or division or line of business of a Person, if, at the time of and immediately after giving effect thereto, (a) no Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in the same or a similar line of business as the Company and the Subsidiaries or business reasonably related thereto, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Sections 5.09 shall have been taken, (d) the Company and the Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent after giving effect to such acquisition (but without giving effect to any synergies or cost savings), with the covenants contained in Section 6.10 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance and, if the aggregate consideration paid in respect of such acquisition exceeds $10,000,000, the Company shall have delivered to the Administrative Agent a certificate of a Financial Officer of the Company to such effect, together with all relevant financial information, statements and projections reasonably requested by the Administrative Agent, (e) in the case of an acquisition or merger involving the Company or a Subsidiary, the Company or such Subsidiary is the surviving entity of such merger and/or consolidation and (f) the aggregate consideration paid in respect of such acquisition, when taken together with the aggregate consideration paid in respect of all other acquisitions and the aggregate amount of investments in joint ventures as permitted under Section 6.04(f), does not exceed the Permitted Acquisition/JV Amount during the term of this Agreement.

“Permitted Acquisition/JV Amount” means $50,000,000 in the aggregate for all Permitted Acquisitions and investments in joint ventures.

“Permitted Encumbrances” means:

(a)  Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

(b)  carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;

(c)  pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)  deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)  judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)  easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a)  direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)  investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, or being guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody’s, as the case may be;

(c)  investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)  fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)  money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(f)  investments made in compliance with the Investment Policy.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Subsidiary” means (i) each Domestic Subsidiary, (ii) each First-Tier Foreign Subsidiary which is a Material Subsidiary and (iii) each other Foreign Subsidiary the Equity Interests in which are required to be pledged to the Administrative Agent pursuant to Section 5.09 upon the occurrence of a Foreign Pledge Trigger Event.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any option, warrant or other right to acquire any such Equity Interests in the Company.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Secured Obligations” means all Obligations, together with all Swap Obligations, Banking Services Obligations and up to $12,500,000 of Foreign Facility Obligations owing to one or more Lenders or their respective Affiliates.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, between the Domestic Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Solvent” means, in reference to any Borrower, (i) the fair value of the assets of such Borrower, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Borrower will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Borrower will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal.  Such reserve, liquid asset, fees or similar requirements shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board.  Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset, fee or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D of the Board.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Subordinated Indebtedness” means any Indebtedness of the Company or any Subsidiary the payment of which is subordinated to payment of the obligations under the Loan Documents.

“Subordinated Indebtedness Documents” means any document, agreement or instrument evidencing any Subordinated Indebtedness or entered into in connection with any Subordinated Indebtedness.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Subsidiary Guarantor” means each Material Subsidiary (other than an Affected Foreign Subsidiary as relates to any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any Domestic Subsidiary).  The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 3.01 hereto.

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor party thereto, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are reasonably requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” means any and all obligations of the Company or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total  Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Swiss Borrower” means Hardinge Holdings GmbH, a Swiss corporation.

“Swiss Borrower Sublimit” means $50,000,000.

“Swiss Code of Obligations” mean the Swiss Code of Obligations” of 30 Mars 1911 (Schweizerisches Obligationenrecht vom 30. März 1911).

“Swiss Federal Debt Enforcement and Bankruptcy Act” means the Swiss Federal Debt Enforcement and Bankruptcy Act of 11 April 1889 (Bundesgesetz über Schuldbetreibung und Konkurs vom 11. April 1889).

“Swiss Federal Withholding Tax” means a tax under the Swiss Federal Withholding Tax Act.

“Swiss Federal Withholding Tax Act” means the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz vom 13. Oktober 1965 über die Verrechnungssteuer).

“Swiss Francs” means the lawful currency of Switzerland.

“Swiss Non-Qualifying Bank” means a financial institution or other entity which does not qualify as a Swiss Qualifying Bank.

“Swiss Qualifying Bank” means a financial institution which (i) qualifies as a bank pursuant to the banking laws in force in its country of incorporation, (ii) carries on a true banking activity in such jurisdiction as its main purpose, and (iii) has personnel, premises, communication devices and decision-making authority of its own, all as per the Swiss Federal Withholding Tax Act and per explanatory notes of the Swiss Federal Tax Administration No. S-02-123(9.86) and S 02.128(1.2000) or legislation or explanatory notes addressing the same issues which are in force at such time.

“Swiss Subsidiary” means any Subsidiary incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Federal Withholding Tax Act.

“Swiss Twenty Non-Bank Regulations” means the regulations pursuant to the explanatory notes S-02.122.1(4.99), S-02.122.2(4.1999) and S-02.128(1.2000) of the Swiss Federal Tax

Administration (or legislation or explanatory notes addressing the same issues which are in force at such time) pursuant to which the aggregate number of persons and legal entities, which are Swiss Non-Qualifying Banks and to which the Swiss Borrower directly or indirectly owes interest-bearing borrowed money under all interest-bearing instruments including, inter alia, this Agreement, taken together, shall not exceed twenty at any time in order to not trigger Swiss Federal Withholding Tax.

“Syndication Agent” means Bank of America, N.A. in its capacity as syndication agent for the credit facility evidenced by this Agreement.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03.  Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and

“including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04.  Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision  amended in accordance herewith.

ARTICLE II

The Credits

SECTION 2.01.  Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrowers in Agreed Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (a) the Dollar Amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (b) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment, (c) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, exceeding the Foreign Currency Sublimit or (d) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans made to the Swiss Borrower exceeding the Swiss Borrower Sublimit.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02.  Loans and Borrowings.  (a)  Each Revolving Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05.

(b)  Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the relevant Borrower may request in accordance herewith; provided that each ABR Loan shall only be made in Dollars and shall only be made to the Company.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the relevant Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)  At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $3,000,000 (or the Approximate Equivalent Amount of each such amount if such Borrowing is denominated in a Foreign Currency).  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $2,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) Eurocurrency Revolving Borrowings outstanding.

(d)  Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03.  Requests for Revolving Borrowings.  To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the Swiss Borrower, shall notify the Administrative Agent of such request (a) by telephone in the case of a Eurocurrency Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars to the Company) or by irrevocable written notice (via a written Borrowing Request in a form approved by the Administrative Agent (in its good faith, reasonable judgment) and signed by such Borrower, or the Company on its behalf) not later than four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency or a Eurocurrency Borrowing to the Swiss Borrower), in each case before the date of the proposed Borrowing or (b) by telephone in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one (1) Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent (in its good faith, reasonable judgment) and signed by the applicable Borrower, or the Company on behalf of the Swiss Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)  the aggregate amount of the requested Borrowing;

(ii)  the date of such Borrowing, which shall be a Business Day;

(iii)  whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(iv)  in the case of a Eurocurrency Borrowing, the Agreed Currency and initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)  the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Revolving Borrowing is specified, then, in the case of a Borrowing denominated in Dollars to the Company, the requested Revolving Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04.  Determination of Dollar Amounts.  The Administrative Agent will reasonably determine the Dollar Amount of:

(a)  each Eurocurrency Borrowing as of the date three (3) Business Days prior to the date of such Borrowing or, if applicable, the date of conversion/continuation of any Borrowing as a Eurocurrency Borrowing,

(b)  the LC Exposure as of the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit, and

(c)  all outstanding Credit Events on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Credit Event for which a Dollar Amount is determined on or as of such day.

SECTION 2.05.  Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Dollar Amount of the total Revolving Credit Exposures exceeding the Aggregate Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b)  To request a Swingline Loan, the Company shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company.  The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the relevant Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c)  The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each  Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.06.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit denominated in Agreed Currencies for its own account (or for the account of any Subsidiary), in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control; provided, however, if such Issuing Bank is requested to issue Letters of Credit with respect to a jurisdiction such Issuing Bank deems, in its reasonable judgment, may at any time subject it to a New Money Credit Event or a Country Risk Event, the Company shall, at the request of such Issuing Bank, guaranty and indemnify such Issuing Bank against any and all costs, liabilities and losses resulting from such New Money Credit Event or Country Risk Event, in each case in a form and substance reasonably satisfactory to such Issuing Bank.  The letters of credit identified on Schedule 2.06 shall be deemed to be “Letters of Credit” issued on the Effective Date for all purposes of the Loan Documents.

(b)  Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the relevant Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the Dollar Amount of the LC Exposure shall not exceed $10,000,000, (ii) subject to Section 2.04, the sum of the Dollar Amount of the total Revolving Credit Exposures shall not exceed the Aggregate Commitment and (iii) subject to Section 2.04, the Dollar Amount of the total outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies, shall not exceed the Foreign Currency Sublimit.

(c)  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date.

(d)  Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the relevant Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)  Reimbursement.  If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the Dollar Amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement (or if such Issuing Bank shall so elect in its sole discretion by notice to the Company, in such other Agreed Currency which was paid by such Issuing Bank pursuant to such LC Disbursement in an amount equal to such LC Disbursement) not later than 12:00 noon, Local Time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., Local Time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 12:00 noon, Local Time, on (i) the Business Day that the Company receives such notice, if such notice is received prior to 10:00 a.m., Local Time, on the day of receipt, or (ii) the Business Day immediately following the day that the Company receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, if such LC Disbursement is not less than the Dollar Amount of $1,000,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent Dollar Amount of such LC Disbursement and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.  If the Company’s reimbursement of, or obligation to reimburse, any amounts in any Foreign Currency would subject the Administrative Agent, any Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Company shall, at its option, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Foreign Currency in Dollars, in an amount equal to the Equivalent Amount, calculated using the applicable exchange rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f)  Obligations Absolute.  The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)  Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)  Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the Overnight Foreign Currency Rate for such Agreed Currency plus the then effective Applicable Rate with respect to Eurocurrency Revolving Loans); provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)  Replacement of the Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)  Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the Dollar Amount of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Foreign Currency Letters of Credit or LC Disbursements in a Foreign Currency that the Company is not late in reimbursing shall be deposited in the applicable Foreign Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Article VII.  For the purposes of this paragraph, the Foreign Currency LC Exposure shall be calculated using the applicable exchange rates of the Administrative Agent on the date notice demanding cash collateralization is delivered to the Company.  The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b).  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations consisting of the reimbursement of any LC Exposure.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Company hereby grants the Administrative Agent a security interest in the LC Collateral Account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure  representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations.  If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three (3) Business Days after all Events of Default have been cured or waived.

(k)  Conversion.  In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent in respect of LC Disbursements made under any Foreign Currency Letter of Credit (other than amounts in respect of which the Company has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Foreign Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Administrative Agent and the Administrative Agent is at the time or thereafter becomes required to distribute to the relevant Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Foreign Currency Letter of Credit and (iii) of each Lender’s participation in any Foreign Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the Dollar Amount, calculated using the Administrative Agent’s currency exchange rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts.  On and after such conversion, all amounts accruing and owed to the Administrative Agent, any Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in Dollars at the rates otherwise applicable hereunder.

(l)  Issuing Bank Agreements.  Each Issuing Bank agrees that, unless otherwise requested by the Administrative Agent, such Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.07.  Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds (i) in the case of Loans denominated in Dollars to the Company, by 1:00 pm, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders and (ii) in the case of each Loan denominated in a Foreign Currency or to the Swiss Borrower, by 12:00 noon, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency and Borrower and at such Eurocurrency Payment Office for such currency and Borrower; provided that Swingline Loans shall be made as provided in Section 2.05.  The Administrative Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to (x) an account of the Company maintained with the Administrative Agent in New York City or Chicago and designated by the Company in the applicable Borrowing Request, in the case of Loans denominated in Dollars to the Company and (y) an account of such Borrower in the relevant jurisdiction and designated by such Borrower in the applicable Borrowing Request, in the case of Loans denominated in a Foreign Currency or to the Swiss Borrower; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b)  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency) or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08.  Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)  To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Administrative Agent of such election (by telephone in the case of a Borrowing denominated in Dollars or by irrevocable written notice (via an Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower, or the Company on its behalf) in the case of a Borrowing denominated in a Foreign Currency by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent (in its good faith, reasonable judgment) and signed by the relevant Borrower, or the Company on its behalf.  Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.

(c)  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)  whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)  if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period and Agreed Currency to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)  Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)  If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) in the case of a Borrowing denominated in Dollars borrowed by the Company, such Borrowing shall be converted to an ABR Borrowing and (ii) in the case of a Borrowing denominated in a Foreign Currency (or in Dollars by the Swiss Borrower) in respect of which the applicable Borrower shall have failed to deliver an

Interest Election Request prior to the third (3rd) Business Day preceding the end of such Interest Period, such Borrowing shall automatically continue as a Eurocurrency Borrowing in the same Agreed Currency with an Interest Period of one month unless such Eurocurrency Borrowing is or was repaid in accordance with Section 2.11.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing borrowed by the Company may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing borrowed by the Company shall be converted to an ABR Borrowing (and any such Eurocurrency Revolving Borrowing in a Foreign Currency shall be redenominated in Dollars at the time of such conversion) at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Revolving Borrowing by the Swiss Borrower shall automatically be continued as a Eurocurrency Borrowing with an Interest Period of one month.

SECTION 2.09.  Termination and Reduction of Commitments.  (a)  Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)  The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Dollar Amount of the sum of the Revolving Credit Exposures would exceed the Aggregate Commitment.

(c)  The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10.  Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to such  Borrower on the Maturity Date in the currency of such Loan and (ii) in the case of the Company, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.

(b)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest

Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)  The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)  Any Lender may request that Loans made by it to any Borrower be evidenced by a promissory note.  In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent (in its good faith, reasonable judgment).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if any such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11.  Prepayment of Loans.

(a)  Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of this Section 2.11(a).  The applicable Borrower, or the Company on behalf of the Swiss Borrower, shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 12:00 noon, Local Time, three (3) Business Days (in the case of a Eurocurrency Borrowing denominated in Dollars) or four (4) Business Days (in the case of a Eurocurrency Borrowing denominated in a Foreign Currency), in each case before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:00 noon., New York City time, one (1) Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 1:00 p.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09.  Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(b)  If at any time, (i) other than as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the Revolving Credit Exposures (calculated, with respect to those Credit Events denominated in Foreign Currencies, as of the most recent Computation Date with respect to each such Credit Event) exceeds the Aggregate Commitment or, with respect to Revolving Loans made to the Swiss Borrower, exceeds the Swiss Borrower Sublimit and (ii) solely as a result of fluctuations in currency exchange rates, the sum of the aggregate principal Dollar Amount of all of the outstanding Revolving Loans and LC Exposure, in each case denominated in Foreign Currencies

(collectively, “Foreign Currency Exposure”), as of the most recent Computation Date with respect to each such Credit Event, exceeds 5% of the Foreign Currency Sublimit, the Borrowers shall immediately repay Borrowings or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause (x) the aggregate Dollar Amount of all Revolving Credit Exposures (so calculated) to be less than or equal to the Aggregate Commitment and (y) the Foreign Currency Exposure to be less than or equal to the Foreign Currency Sublimit.

SECTION 2.12.  Fees.  (a)  The Company agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such commitment fee shall continue to accrue on the amount of such Lender’s Commitment from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)  The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily Dollar Amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the relevant Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily Dollar Amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Unless otherwise specified above, participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)  The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

(d)  All fees payable hereunder shall be paid on the dates due, in Dollars (except as otherwise expressly provided in this Section 2.12) and immediately available funds, to the Administrative

Agent (or to the relevant Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13.  Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)  The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)  Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d)  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)  All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and (ii) interest for Borrowings denominated in British Pounds Sterling shall be computed on the basis of a year of 365 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f)  The parties hereto have assumed that the interest payable under this Agreement is not and will not become subject to Swiss Federal Withholding Tax.  If a Tax Deduction is required by law in respect of any interest payable by the Swiss Borrower under a Loan Document and should it be unlawful for the Swiss Borrower to comply with Section 2.17 for any reason taking into account the exclusions set out in Section 2.17:  (i) then the applicable interest rate in relation to that interest payment shall be the interest rate which would have applied to that interest payment as provided for in this Section 2.13 (as provided for in the absence of this paragraph (f)) divided by the following: 1 minus the relevant Tax Deduction is required to be made under Swiss domestic tax law and/or applicable double taxation treaties (where the rate at which the relevant Tax Deduction required to be made is, for this purpose, expressed as a fraction of one (1)), and (ii) the Swiss Borrower shall pay the relevant interest at the adjusted rate in accordance with the preceding clause (i), make the Tax Deduction on the interest so recalculated and all references to a rate of interest under the Loan Documents shall be construed accordingly.

SECTION 2.14.  Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)  the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the applicable Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective and shall be repaid on the last day of the then current Interest Period applicable thereto, (ii) any Eurocurrency Borrowing by the Swiss Borrower that is requested to be continued shall be repaid on the last day of the then current Interest Period applicable thereto and (iii) if any Borrowing Request by the Company requests a Eurocurrency Revolving Borrowing in Dollars, such Borrowing shall be made as an ABR Borrowing (and if any Borrowing  Request requests a Eurocurrency Revolving Borrowing by the Swiss Borrower or denominated in a Foreign Currency, such Borrowing Request shall be ineffective); provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15.  Increased Costs.  (a)  If any Change in Law shall:

(i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii)  impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or of maintaining its obligation to make any such Loan (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency) or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder, whether of principal, interest or otherwise (including, without limitation, pursuant to any conversion of any Borrowing denominated in an Agreed Currency into a Borrowing denominated in any other Agreed Currency), then the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)  If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c)  A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, together with a reasonably detailed calculation and description of such amounts owing as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error.  In determining any such additional amounts, such Lender or an Issuing Bank may use any method of averaging and attribution that it (in its good faith, reasonable credit judgment) shall deem applicable.  The Company shall pay, or cause the other Borrowers to pay, such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)  Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(a) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.  Such loss, cost or expense to any Lender shall be deemed to include an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the eurocurrency market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section together with a reasonably detailed calculation and description of such amounts owing pursuant to this Section, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error.  The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17.  Taxes.  (a)  Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)  In addition, each Borrower shall pay any Other Taxes related to such Borrower and imposed on or incurred by the Administrative Agent, a Lender or any Issuing Bank to the relevant Governmental Authority in accordance with applicable law.

(c)  The relevant Borrower shall indemnify the Administrative Agent, each Lender and any Issuing Bank, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d)  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.

(g)  To the extent that interest payable by the Swiss Borrower under a Loan Document becomes subject to Swiss Federal Withholding Tax, each relevant Lender and the Swiss Borrower shall promptly cooperate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authorities) to the extent possible and necessary for the Swiss Borrower to obtain authorization to make interest payments without them being subject to Swiss Federal Withholding Tax or to being subject to Swiss Federal Withholding Tax at a rate reduced under an applicable double taxation treaty.

SECTION 2.18.  Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs.

(a)  Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to (i) in the case of payments denominated in Dollars by the Company, 1:00 pm, New York City time and (ii) in the case of payments denominated in a Foreign Currency or by the Swiss Borrower, 1:00 pm, Local Time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in each case on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made (i) in the same currency in which the applicable Credit Event was made (or where such currency has been converted to euro, in euro) and (ii) to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603 or, in the case of a Credit Event denominated in a Foreign Currency or to the Swiss Borrower, the Administrative Agent’s Eurocurrency Payment Office for such currency, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments denominated in the same currency received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  Notwithstanding the foregoing provisions of this Section, if, after the making of any Credit Event in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Credit Event was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by such Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

(b)  Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Company) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, such funds shall be applied, to the extent such funds represent proceeds of Collateral securing (or intending to secure) the payment thereof, ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Banks from any Borrower (other than in connection with Banking Services Obligations, Swap Obligations and Foreign Facility Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from any Borrower (other than in connection with Banking Services Obligations, Swap Obligations and Foreign Facility Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as cash collateral for such Obligations, sixth, to payment of any amounts owing with respect to Banking Services Obligations, Swap Obligations and Foreign Facility Obligations, and seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by any Borrower.  Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Company, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurocurrency Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurocurrency Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16.  The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)  At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by a Borrower (or the Company on behalf of a Borrower) pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of such Borrower maintained with the Administrative Agent.  Each Borrower hereby irrevocably authorizes (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans) and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.04 or 2.05, as applicable and (ii) the Administrative Agent to charge any deposit account of the relevant Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d)  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e)  Unless the Administrative Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due.  In such event, if such Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (including without limitation the Overnight Foreign Currency Rate in the case of Loans denominated in a Foreign Currency).

(f)  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19.  Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)  If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such  assignment and delegation cease to apply.

SECTION 2.20.  Expansion Option.  The Company may from time to time elect to increase the Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”), in each case in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such increases and all such Incremental Term Loans does not exceed $50,000,000.  The Company may arrange for any such increase or tranche to be provided by one or more Lenders (each Lender so agreeing to an increase in its Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender”), to increase their existing Commitments, or to participate in such Incremental Term Loans, or extend Commitments, as the case may be; provided that (i) each Augmenting Lender, shall be subject to the approval of the Company and the Administrative Agent and (ii) (x) in the case of an Increasing Lender, the Company and such Increasing Lender execute an agreement substantially in the form of Exhibit C hereto, and (y) in the case of an Augmenting Lender, the Company and such Augmenting Lender execute an agreement substantially in the form of Exhibit D hereto.  Increases and new Commitments and Incremental Term Loans created pursuant to this Section 2.20 shall become effective on the date agreed by the Company, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or tranche of Incremental Term Loans shall become effective under this paragraph unless, (i) on the proposed date of the effectiveness of such increase or Incremental Term Loans, (A) the conditions set forth in paragraphs (a) and (b) of Section 4.02 shall be satisfied or waived by the Required Lenders and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company and (B) the Company shall be in compliance (on a pro forma basis reasonably acceptable to the Administrative Agent) with the covenants contained in Section 6.10 and (ii) the Administrative Agent shall have received documents consistent with those delivered on the Effective Date as to the corporate power and authority of the Borrowers to borrow hereunder after giving effect to such increase.  On the effective date of any increase in the Commitments or any Incremental Term Loans being made, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) except in the case of any Incremental Term Loans, the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Company, or the Company on behalf of the Swiss Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurocurrency Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.  The Incremental Term Loans (a) shall rank pari passu in right of payment with the Revolving Loans, (b) shall not mature earlier than the Maturity Date (but may have amortization prior to such date) and (c) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans; provided that (i) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Revolving Loans.  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Augmenting Lender participating in such tranche, if any, and the Administrative Agent.  The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.20.

SECTION 2.21.  Market Disruption.  Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Event to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Event any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the relevant Issuing Bank (if such Credit Event is a Letter of Credit) or the Required Lenders make it impracticable for the Eurocurrency Borrowings or Letters of Credit comprising such Credit Event to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Event is a Letter of Credit, the relevant Issuing Bank, and such Credit Events shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.07, be made on the date of such Credit Event in Dollars, (a) if such Credit Event is a Borrowing, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be, as ABR Loans, unless such Borrower notifies the Administrative Agent at least one Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Event or Interest Election Request, as the case may be or (b) if such Credit Event is a Letter of Credit, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Letter of Credit on such date or (ii) it elects to have such Letter of Credit issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Letter of Credit would in the reasonable opinion of the relevant Issuing Bank, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Letter of Credit, as the case may be.

SECTION 2.22.  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day preceding that on which final, non-appealable judgment is given.  The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency.  If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.18, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to such Borrower.

SECTION 2.23.  Senior Debt.  The Company hereby designates all Secured Obligations now or hereinafter incurred or otherwise outstanding, and agrees that the Secured Obligations shall at all times constitute, senior indebtedness and designated senior indebtedness, or terms of similar import, which are entitled to the benefits of the subordination provisions of all Subordinated Indebtedness.

ARTICLE III

Representations and Warranties

Each Borrower represents and warrants to the Lenders that:

SECTION 3.01.  Organization; Powers; Subsidiaries.  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required.  Schedule 3.01 hereto (as supplemented from time to time) identifies each Subsidiary, noting whether such Subsidiary is a Material Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by the Company and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of each Subsidiary are validly issued and outstanding and fully paid and nonassessable and all such shares and other equity interests indicated on Schedule 3.01 as owned by the Company or another Subsidiary are owned, beneficially and of record, by the Company or any Subsidiary free and clear of all Liens, other than Liens created under the Loan Documents.  There are no outstanding commitments or other obligations of the Company or any Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of the Company or any Subsidiary.

SECTION 3.02.  Authorization; Enforceability.  The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action.  The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03.  Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental

Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, other than Liens created under the Loan Documents.

SECTION 3.04.  Financial Condition; No Material Adverse Change.  (a)  The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended December 31, 2007 reported on by Ernst & Young LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2008, certified by its chief financial officer.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b)  Since December 31, 2007, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of the Company and its Subsidiaries, taken as a whole.

SECTION 3.05.  Properties.  (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted pursuant to Section 6.02 or minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)  Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06.  Litigation and Environmental Matters.  (a) There are no actions, suits, proceedings or investigations by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Borrower, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.  There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

(b)  Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)  Neither the Company nor any Subsidiary is party or subject to any law, regulation, rule or order, or any obligation under any agreement or instrument, that has a Material Adverse Effect.

SECTION 3.07.  Compliance with Laws and Agreements.  Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Swiss Borrower represents and warrants that it does not have at any time outstanding loans in relation to which the total number of all creditors which are Swiss Non-Qualifying Banks exceeds twenty under the Swiss Twenty Non-Bank Regulations.

SECTION 3.08.  Investment Company Status.  Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09.  Taxes.  Each of the Company and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10.  ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.  Disclosure.  The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Company or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

SECTION 3.12.  Federal Reserve Regulations.  No part of the proceeds of any Loan have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 3.13.  Liens.  There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted by Section 6.02.

SECTION 3.14.  No Default.  Each Borrower is in full compliance with this Agreement and no Default or Event of Default has occurred and is continuing.

SECTION 3.15.  No Burdensome Restrictions.  No Borrower is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.08.

SECTION 3.16.  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral (to the extent, in the case of assets covered by the Security Agreement, that the Collateral consists of the type of property in which a security interest may be perfected by possession or control, by filing a financing statement under the UCC as enacted in any relevant jurisdiction or by a filing of a grant of security interest in the respective form attached to the Security Agreement in the United States Patent and Trademark Office or in the United States Copyright Office, in each case as and to the extent provided in the Security Agreement), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens permitted by Section 6.02 and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

ARTICLE IV

Conditions

SECTION 4.01.  Effective Date.  The obligations of the Lenders to make Loans and of any Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)  The Administrative Agent (or its counsel) shall have received from (i) each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the Loan Documents and such other legal opinions, certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(b)  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of each of (i) Squire, Sanders & Dempsey L.L.P., special U.S. counsel for the Loan Parties, substantially in the form of Exhibit B-1, (ii) Staiger, Schwald & Partner AG, special Swiss counsel for the Loan Parties, substantially in the form of Exhibit B-2, and (iii) Squire, Sanders & Dempsey L.L.P., special U.K. counsel for the Loan Parties, substantially in the form of Exhibit B-3 and, in each case, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.  The Company hereby requests such counsels to deliver such opinions.

(c)  The Administrative Agent shall have received the following items: (i) copies of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal years ended December 31, 2006 and December 31, 2007, respectively, (ii) copies of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission for the fiscal quarter ended March 31, 2008, and (iii) financial statement projections through and including the Company’s 2013 fiscal year (including a detailed description of the assumptions used in preparing such projections), as set forth in the Information Memorandum.

(d)  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the initial Loan Parties, the authorization of the Transactions and any other legal matters relating to such Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel and as further described in the list of closing documents attached as Exhibit E.

(e)  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f)  The Administrative Agent shall have received evidence satisfactory to it that any credit facility currently in effect for the Company shall have been terminated and cancelled and all indebtedness thereunder shall have been fully repaid (except to the extent being so repaid with the initial Revolving Loans) and any and all liens thereunder shall have been terminated.

(g)  The Administrative Agent shall have received evidence reasonably satisfactory to it that all governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transactions and the continuing operations of the Company and its Subsidiaries have been obtained and are in full force and effect.

(h)  The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company pursuant to Section 9.03(a)(i).

(i)  The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Domestic Loan Parties are organized, and such search shall reveal no liens on any of the assets of the Domestic Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(j)   The Administrative Agent shall have received (i) the certificates representing the shares of Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k)   Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, a perfected Lien on the Collateral described therein and being provided on the Effective Date, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(l)   The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.05.

The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02.  Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)  The representations and warranties of the Borrowers set forth in this Agreement shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that any representation or warranty expressly relates to an earlier date (in which case such representation or warranty shall relate to such earlier date).

(b)  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)  No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the relevant Issuing Bank or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information.  The Company will furnish to the Administrative Agent and each Lender:

(a)  within ninety (90) days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b)  within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)  concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d)  concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e)  as soon as available, but in any event not more than thirty (30) days after the end of each fiscal year of the Company, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Company for each month of such fiscal year in form reasonably satisfactory to the Administrative Agent;

(f)  promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be; and

(g)  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.

Reports, documents or financial information required to be delivered pursuant to Sections 5.01(a), 5.01(b) or 5.01(e) (to the extent any such financial statements, reports, proxy statements or other materials are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so, shall be deemed to have been delivered on the date on which Borrower files such materials or provides a link thereto on its website on the internet; provided that Borrower shall provide paper copies to the Administrative Agent of the compliance certificates required by Section 5.01(c). Notwithstanding the foregoing, the Borrower shall deliver paper copies of any financial statement referred to in Section 5.01 to the Administrative Agent if the Administrative Agent requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.

SECTION 5.02.  Notices of Material Events.  The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a)  the occurrence of any Default;

(b)  the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d)  any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03.  Existence; Conduct of Business.  The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, privileges, franchises, governmental authorizations and intellectual property rights material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04.  Payment of Obligations.  The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05.  Maintenance of Properties; Insurance.  The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable carriers (i) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Collateral Documents.  The Company will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.  The Company shall deliver to the Administrative Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Domestic Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Administrative Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Administrative Agent an additional insured.  In the event the Company or any of its Subsidiaries at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable (in its good faith, reasonable credit judgment).  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Company will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.06.  Books and Records; Inspection Rights.  The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.  The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.  The Company acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the Company and its Subsidiaries’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07.  Compliance with Laws and Material Contractual Obligations.  The Company will, and will cause each of its Subsidiaries to, (i) comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including without limitation Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Swiss Borrower shall at all times ensure that it complies with the Swiss Twenty Non-Bank Regulations.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans will be used only to finance the working capital needs, and for general corporate purposes, of the Company and its Subsidiaries in the ordinary course of business.  No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09.  Subsidiary Guarantors; Pledges; Additional Collateral; Further Assurances.

(a)  As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Person becomes a Subsidiary or any Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Subsidiary Guarantor pursuant to the definitions of “Material Subsidiary” and “Subsidiary Guarantor”, the Company shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall cause each such Subsidiary which also qualifies as a Subsidiary Guarantor to deliver to the Administrative Agent a joinder to the Subsidiary Guaranty or, in the case of a Foreign Subsidiary, such other guarantee agreements as may be requested by the Administrative Agent and (in the case of a Domestic Loan Party) the Security Agreement (in each case in the form contemplated thereby) pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such joinder to the Subsidiary Guaranty and the Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel.  Notwithstanding the foregoing, no such Subsidiary Guaranty from the Company’s Taiwanese Subsidiary (or any other Foreign Subsidiary which is the successor by merger to the Taiwanese Subsidiary) shall be required hereunder until the date which is sixty (60) days after the Effective Date (or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto).

(b)   The Company will cause, and will cause each other Domestic Loan Party to cause, all of its owned property (whether personal, tangible, intangible, or mixed but excluding real property and any other property which the Administrative Agent determines, in its good faith, reasonable credit judgment, does not provide material credit support for the benefit of the Holders of Secured Obligations) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.  Further, without limiting the generality of the foregoing, the Company will cause the Applicable Pledge Percentage of the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Company or any other Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request.  Notwithstanding the foregoing, no such pledge agreement in respect of the Equity Interests of a Foreign Subsidiary directly owned by a Foreign Loan Party shall be required hereunder (A) until the occurrence of a Foreign Pledge Trigger Event with respect to such Foreign Subsidiary or such later date as the Administrative Agent may agree in the exercise of its reasonable discretion with respect thereto, and (B) to the extent the Administrative Agent or its counsel determines that such pledge would not provide material credit support for the benefit of the Holders of Secured Obligations pursuant to legally valid, binding and enforceable pledge agreements.

(c)  Without limiting the foregoing, the Company will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Company.

(d)  If any assets (excluding real property and any other property which the Administrative Agent determines, in its good faith, reasonable credit judgment, does not provide material credit support for the benefit of the Holders of Secured Obligations) are acquired by a Domestic Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien under the Security Agreement upon acquisition thereof), the Company will notify the Administrative Agent thereof, and, if requested by the Administrative Agent in accordance with the Security Agreement, the Company will cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Company.

(e)  Notwithstanding the foregoing, nothing in a Collateral Document shall oblige the Swiss Borrower to make any payment in respect of such Collateral Document for any other Loan Party which is not a Subsidiary of the Swiss Borrower unless such payments are limited to the amount of the freely disposable shareholders equity of the Swiss Borrower at the time of the enforcement of the obligations and liabilities under such Collateral Document.  The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the Swiss Borrower’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as agio) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of the Swiss Borrower under such Collateral Document for the obligations under the Loan Documents of any other Loan Party which is not a subsidiary of the Swiss Borrower, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of the Swiss Borrower, (b) approved by the auditors of the Swiss Borrower as distributable amount and (c) approved by a shareholders’ resolution of the Swiss Borrower in accordance with the provisions of the Swiss Code of Obligations.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01.  Indebtedness.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)  the Secured Obligations;

(b)  Indebtedness existing on the date hereof or incurred pursuant to a credit facility existing on the date hereof and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness with Indebtedness of a similar type that does not increase the outstanding principal amount thereof;

(c)  Indebtedness of the Company to any Subsidiary and of any Subsidiary to the Company or any other Subsidiary; provided (i) that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(d) and (ii) Indebtedness consisting of intercompany loans and advances to any Subsidiary of the Swiss Borrower which are funded with the proceeds of any Loans hereunder shall be borrowed by the Swiss Borrower until the Swiss Borrower Sublimit is fully utilized and thereafter by the Company;

(d)  Guarantees by the Company of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Company or any other Subsidiary;

(e)  Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) shall not exceed $10,000,000 at any time outstanding;

(f)  Indebtedness of the Company or any Subsidiary as an account party in respect of trade letters of credit;

(g)  Indebtedness of Foreign Subsidiaries in an aggregate principal amount not exceeding $7,500,000 at any time outstanding;

(h)  Indebtedness of the Company or any Subsidiary secured by a Lien on any asset of the Company or any Subsidiary; provided that the aggregate outstanding principal amount of Indebtedness permitted by this clause (h) shall not in the aggregate exceed $10,000,000 at any time; provided, further, that any Subordinated Indebtedness incurred in reliance on this clause (h) shall be on terms and conditions reasonably satisfactory to the Administrative Agent;

(i)  Indebtedness with respect to Swap Obligations permitted under Section 6.05 or with respect to Banking Services Obligations;

(j)  Indebtedness incurred to finance the acquisition and/or construction of a proposed manufacturing and distribution center in Taiwan or China so long as the aggregate principal amount of such Indebtedness does not exceed $7,000,000 at any time outstanding; and

(k)  unsecured Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding; provided, that any Subordinated Indebtedness incurred in reliance on this clause (k) shall be on terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 6.02.  Liens.  The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)  Liens created pursuant to any Loan Document;

(b)  Permitted Encumbrances;

(c)  any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d)  any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e)  Liens and rights of set-off of financial institutions on deposit accounts and securities accounts maintained with such financial institutions;

(f)  Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (e) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;

(g)  Liens securing Indebtedness permitted under Section 6.01(j) so long as such security interest shall only encumber the proposed manufacturing and distribution center in Taiwan or China; and

(h)  Liens on assets of the Company and its Subsidiaries not otherwise permitted above so long as the aggregate principal amount of the Indebtedness subject to such Liens does not at any time exceed $10,000,000.

SECTION 6.03.  Fundamental Changes and Asset Sales.  (a) The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) any of its assets, (including pursuant to a Sale and Leaseback Transaction), or any of the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(i)  any Person may merge into the Company in a transaction in which the Company is the surviving corporation;

(ii)  any Subsidiary may merge into a Loan Party in a transaction in which the surviving entity is such Loan Party (provided that any such merger involving the Company must result in the Company as the surviving entity);

(iii)  any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party; and

(iv)  the Company and its Subsidiaries may (A) sell inventory in the ordinary course of business, (B) effect sales, trade-ins or dispositions of used equipment for value in the ordinary course of business consistent with past practice, (C) enter into licenses of technology in the ordinary course of business, and (D) make any other sales, transfers, leases or dispositions that, together with all other property of the Company and its Subsidiaries previously leased, sold or disposed of as permitted by this clause (D) during any fiscal year of the Company, does not exceed $5,000,000.

(b)  The Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

(c)  The Company will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date.

SECTION 6.04.  Investments, Loans, Advances, Guarantees and Acquisitions.  The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(a)  Permitted Investments;

(b)  Permitted Acquisitions;

(c)  investments by the Company and its Subsidiaries existing on the date hereof in the capital stock of the Subsidiaries;

(d)  investments, loans or advances made by the Company in or to any Subsidiary and made by any Subsidiary to the Company (provided that (i) not more than an aggregate amount of $7,500,000 in investments, loans or advances or capital contributions may be made and remain outstanding, during the term of this Agreement, by Loan Parties to Subsidiaries which are not Loan Parties and (ii) investments, loans and advances to any Subsidiary of the Swiss Borrower which are funded with the proceeds of any Loans hereunder shall be borrowed by the Swiss Borrower until the Swiss Borrower Sublimit is fully utilized and thereafter by the Company);

(e)  Guarantees constituting Indebtedness permitted by Section 6.01;

(f)  investments in joint ventures so long as the aggregate amount of all such investments, when aggregated with the aggregate consideration paid in respect of Permitted Acquisitions, does not exceed the Permitted Acquisition/JV Amount during the term of this Agreement; and

(g)   any other investment, loan or advance (other than acquisitions) so long as the aggregate amount of all such investments, loans and advances does not exceed $5,000,000 during the term of this Agreement.

SECTION 6.05.  Swap Agreements.  The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Company or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary.

SECTION 6.06.  Transactions with Affiliates.  The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its wholly owned Subsidiaries not involving any other Affiliate and (c)  any Restricted Payment permitted by Section 6.07.

SECTION 6.07.  Restricted Payments.  The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except, so long as no Default or Event of Default has occurred and is continuing prior to making such Restricted Payment or would arise after giving effect (including pro forma effect) thereto, (a) the Company may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries, (d) the Company may pay regularly scheduled dividends with respect to its common stock, (e) the Company may redeem Equity Interests owned by any executive of the Company, if such Equity Interests were acquired by such executive pursuant to the Hardinge 2002 Stock Incentive Plan, and any such executive has the right to require the Company to redeem such Equity Interests to discharge tax liabilities resulting from the acquisition or ownership of such Equity Interests and (f) the Company and its Subsidiaries may make any other repurchase of its common stock so long as the aggregate amount of all such stock repurchases during the term of this Agreement does not exceed $10,000,000.

SECTION 6.08.  Restrictive Agreements.  The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09.  Subordinated Indebtedness and Amendments to Subordinated Indebtedness Documents.  The Company will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness or any Indebtedness from time to time outstanding under the Subordinated Indebtedness Documents.  Furthermore, the Company will not, and will not permit any Subsidiary to, amend the Subordinated Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Subordinated Indebtedness Documents (or any replacements, substitutions, extensions or renewals thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(a)           increases the overall principal amount of any such Indebtedness or increases the amount of any single scheduled installment of principal or interest;

(b)           shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(c)           shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(d)           increases the rate of interest accruing on such Indebtedness;

(e)           provides for the payment of additional fees or increases existing fees;

(f)            amends or modifies any financial or negative covenant (or covenant which prohibits or restricts the Company or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to the Company or such Subsidiary or which is otherwise materially adverse to the Company, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on the Company or such Subsidiary or which requires the Company or such Subsidiary to comply with more restrictive financial ratios or which requires the Company to better its financial performance, in each case from that set forth in the existing applicable covenants in the Subordinated Indebtedness Documents or the applicable covenants in this Agreement; or

(g)           amends, modifies or adds any affirmative covenant in a manner which (i) when taken as a whole, is materially adverse to the Company, any Subsidiary and/or the Lenders or (ii) is more onerous than the existing applicable covenant in the Subordinated Indebtedness Documents or the applicable covenant in this Agreement.

SECTION 6.10.  Financial Covenants.

(a)  Maximum Leverage Ratio.   The Company will not permit the ratio (the “Leverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2008, of (i) Consolidated Funded Indebtedness to (ii) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be greater than 3.00 to 1.00.

(b)  Minimum Fixed Charge Coverage Ratio.  The Company will not permit the ratio (the “Fixed Charge Coverage Ratio”), determined as of the end of each of its fiscal quarters ending on and after June 30, 2008, of (i) Consolidated EBITDA minus Capital Expenditures minus cash Taxes paid to (ii) Consolidated Fixed Charges, in each case for the period of four (4) consecutive fiscal quarters ending with the end of such fiscal quarter, all calculated for the Company and its Subsidiaries on a consolidated basis, to be less than 1.25 to 1.00.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)  any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)  any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c)  any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)  any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence), 5.08 or 5.09, in Article VI or in Article X;

(e)  any Borrower or any Subsidiary Guarantor, as applicable, shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document, and such failure shall continue unremedied for a period of thirty (30) days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f)  the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace or cure periods applicable to such Material Indebtedness);

(g)  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)  an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)  the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)  the Company or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k)  prejudice to the provisions of clauses (h) to (j) inclusive, any of the following occurs in respect of the Swiss Borrower or a Swiss Subsidiary: (i) it is deemed unable or admits inability to pay its debts as they fall due or is deemed to or declared to be unable to pay its debts or insolvent

(zahlungsunfähig) under applicable law, (ii) it ceases or suspends making payments on any of its debts or announces any intention to do so (or is so deemed for the purposes of any law applicable to it), (iii) by reason of actual or anticipated financial difficulties, it commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness or (iv) it files a petition for the opening of bankruptcy proceedings because of insolvency (Zahlungsunfähigkeit) pursuant to Section 191(1) of the Swiss Federal Debt Enforcement and Bankruptcy Act;

(l)  one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(m)  an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n)  a Change in Control shall occur;

(o)  the occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided;

(p)   any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms); or

(q)  any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document.

then, and in every such event (other than an event with respect to the Company described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.  Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The

Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by any Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender (including each Issuing Bank) acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

Except with respect to the exercise of setoff rights of any Lender, in accordance with Section 9.08, the proceeds of which are applied in accordance with this Agreement, each Lender agrees that it will not take any action, nor institute any actions or proceedings, against any Borrower or with respect to any Loan Document, without the prior written consent of the Required Lenders or, as may be provided in this Agreement or the other Loan Documents, with the consent of the Administrative Agent.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Holders of Secured Obligations within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Holder of Secured Obligations (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Holders of Secured Obligations upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Holders of Secured Obligations any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Holders of Secured Obligations.  The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(d), (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Company to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Holders of Secured Obligations herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Company or any Subsidiary in respect of) all interests retained by the Company or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

Each Borrower, on its behalf and on behalf of its Subsidiaries, and each Lender, on its behalf and on the behalf of its affiliated Holders of Secured Obligations, hereby irrevocably constitute the Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir within the meaning of Article 2692 of the Civil Code of Québec) in order to hold hypothecs and security granted by each Borrower or any Subsidiary on property pursuant to the laws of the Province of Quebec to secure obligations of any Borrower or any Subsidiary under any bond, debenture or similar title of indebtedness issued by any Borrower or any Subsidiary in connection with this Agreement, and agree that the Administrative Agent may act as the bondholder and mandatary with respect to any bond, debenture or similar title of indebtedness that may be issued by any Borrower or any Subsidiary and pledged in favor of the Holders of Secured Obligations in connection with this Agreement.  Notwithstanding the provisions of Section 32 of the An Act respecting the special powers of legal persons (Quebec), JPMorgan Chase Bank, N.A. as Administrative Agent may acquire and be the holder of any bond issued by any Borrower or any Subsidiary in connection with this Agreement (i.e., the fondé de pouvoir may acquire and hold the first bond issued under any deed of hypothec by any Borrower or any Subsidiary).

The Administrative Agent is hereby authorized to execute and deliver any documents necessary or appropriate to create and perfect the rights of pledge for the benefit of the Holders of Secured Obligations including a right of pledge with respect to the entitlements to profits, the balance left after winding up and the voting rights of the Company as ultimate parent of any subsidiary of the Company which is organized under the laws of the Netherlands and the Equity Interests of which are pledged in connection herewith (a “Dutch Pledge”).  Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree with the creation of parallel debt obligations of the Company or any relevant Subsidiary as will be described in any Dutch Pledge (the “Parallel Debt”), including that any payment received by the Administrative Agent in respect of the Parallel Debt will - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed a satisfaction of a pro rata portion of the corresponding amounts of the Obligations, and any payment to the Holders of Secured Obligations in satisfaction of the Obligations shall - conditionally upon such payment not subsequently being avoided or reduced by virtue of any provisions or enactments relating to bankruptcy, insolvency, preference, liquidation or similar laws of general application - be deemed as satisfaction of the corresponding amount of the Parallel Debt.  The parties hereto acknowledge and agree that, for purposes of a Dutch Pledge, any resignation by the Administrative Agent is not effective until its rights under the Parallel Debt are assigned to the successor Administrative Agent.

Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of German law governed pledges (Pfandrechte) with the creation of parallel debt obligations of the Company as will be further described in a German law governed parallel debt undertaking.  The Administrative Agent shall (i) hold such parallel debt undertaking as fiduciary agent (Treuhänder) and (ii) administer and hold as fiduciary agent (Treuhänder) any pledge created under a German law governed Foreign Pledge Agreement which is created in favor of any Secured Party or transferred to any Secured Party due to its accessory nature (Akzessorietät), in each case in its own name and for the account of the Holders of Secured Obligations.  Each Lender (on behalf of itself and its affiliated Holders of Secured Obligations) hereby authorizes the Administrative Agent to enter as its representative in its name and on its behalf into any German law governed Foreign Pledge Agreement, accept as its representative in its name and on its behalf any pledge under such Foreign Pledge Agreement and to agree to and execute on its behalf as its representative in its name and on its behalf amendments, supplements and other alterations to any such Foreign Pledge Agreement and to release on behalf of any such Lender or Holder of Secured Obligations any such Foreign Pledge Agreement and any pledge created under any such Foreign Pledge Agreement in accordance with the provisions herein and/or the provisions in such Foreign Pledge Agreement.

Without prejudice to the provisions of this Agreement and the other Loan Documents, the parties hereto acknowledge and agree for the purposes of taking and ensuring the continuing validity of Swiss law governed pledges, the Administrative Agent shall hold: (i) the security that it holds under a Swiss law governed pledge that is accessory in nature (akzessorisch) for itself and for and on behalf of the Holders of Secured Obligations as a direct representative (direkte Stellvertretung) and (ii) the security that it holds under a Swiss law governed pledge that is non-accessory in nature (nicht-akzessorisch) as an agent for the benefit of the Holders of Secured Obligations (Halten unter einem Treuhandverhältnis).

With regards to each pledge governed by Swiss law, each Lender (on behalf of itself and its affiliated Holders of Secured Obligations) hereby appoints and authorizes the Administrative Agent (i) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each Loan Document that is non-accessory in nature (nicht-akzessorisch) in its own name, but for the benefit of the other Holders of Secured Obligations, and (ii) to enter into, do all actions required in connection with and enforce (all in accordance with this Agreement) each Loan Document that is accessory in nature (akzessorisch) for itself and for and on behalf of the other Holders of Secured Obligations as a direct representative (direkter Stellvertreter) and each of the Lenders (on behalf of itself and its affiliated Holders of Secured Obligations) and the Borrowers acknowledge that each Holder of Secured Obligations (including, without limitation, any future Holder of Secured Obligations) will be a party to such Loan Document.

ARTICLE IX

Miscellaneous

SECTION 9.01.  Notices.  (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)  if to any Borrower, to it c/o Hardinge Inc., One Hardinge Drive, Elmira, New York 14902, Attention of Edward J. Gaio, Vice President and Chief Financial Officer (Telecopy No. (607) 378-4055; Telephone No. (607) 378-4207);

(ii)  if to the Administrative Agent, (A) in the case of Borrowings by the Company denominated in Dollars, to JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, IL 60603, Attention of Keely N. Scott (Telecopy No. (312) 385-7103) and (B) in the case of Borrowings by the Swiss Borrower or Borrowings denominated in Foreign Currencies, to J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention of Sue Dalton (Telecopy No. 44 207 777 2360), and in each case with a copy to JPMorgan Chase Bank, N.A., One Chase Square T-9, Rochester, New York 14604, Attention of Thomas Strasenburgh (Telecopy No. (585) 797-1850);

(iii)  if to an Issuing Bank, to it at (A) JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, IL 60603, Attention of Keely N. Scott (Telecopy No. (312) 385-7103) and (B) in the case of any other Issuing Bank, to it at the address and telecopy number specified from time to time by such Issuing Bank to the Company and the Administrative Agent;

(iv)  if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., 10 South Dearborn, 7th Floor, Chicago, IL 60603, Attention of Keely N. Scott (Telecopy No. (312) 385-7103); and

(v)  if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)  Notices and other communications to the Lenders (including any Issuing Bank) hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Company may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b)  Except as provided in Section 2.20 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties prescribed by Section 2.20 to be parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of Required Lenders on substantially the same basis as the Commitments and the Revolving Loans are included on the Effective Date), (vi) release the Company or all or substantially all of the Subsidiary Guarantors from their obligations under Article X or the Subsidiary Guaranty without the written consent of each Lender, or (vii) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be.

(c)  Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers to each relevant Loan Document (x) to add one or more credit facilities (in addition to the Incremental Term Loans pursuant to an Incremental Term Loan Amendment) to this Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Revolving Loans, Incremental Term Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d)  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the termination of the all Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than Unliquidated Obligations), and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to the Administrative Agent, (ii) constituting property being sold or disposed of if the Company certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Company or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e)   If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Company may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Company, the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) each Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by such Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.03.  Expenses; Indemnity; Damage Waiver.  (a)  The Company shall pay (i) all documented, reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented, reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented, reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)  The Company shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)  To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the relevant Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Company’s failure to pay any such amount shall not relieve the Company of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the relevant Issuing Bank or the Swingline Lender in its capacity as such.

(d)  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)  All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04.  Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender (including any Issuing Bank) may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the relevant Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i)       Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Company (provided that the Company’s withholding consent to an assignment to a distressed-debt fund or a vulture fund shall not be deemed to be unreasonable), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and

(B) the Administrative Agent (provided that the Administrative Agent’s withholding consent to an assignment to a distressed-debt fund or a vulture fund shall not be deemed to be unreasonable).

(ii)  Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(E) a Lender may only assign or transfer any of such Lender’s rights and benefits in respect of a Loan made to the Swiss Borrower to an assignee which is a Swiss Qualifying Bank.

For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)  The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)  Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)           (i)  Any Lender may, without the consent of the Company, the Administrative Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) a Lender or Participant, as the case may be, may only sell participations to one or more Swiss Qualifying Banks in respect of a Loan made to the Swiss Borrower.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.17(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06.  Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07.  Severability.  Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09.  Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)  Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)  Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan

Document in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  The Swiss Borrower irrevocably designates and appoints the Company, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City.  The Company hereby represents, warrants and confirms that the Company has agreed to accept such appointment (and any similar appointment by a Subsidiary Guarantor which is a Foreign Subsidiary).  Said designation and appointment shall be irrevocable by the Swiss Borrower until all Loans, all reimbursement obligations, interest thereon and all other amounts payable by the Swiss Borrower hereunder and under the other Loan Documents shall have been paid in full in accordance with the provisions hereof and thereof.  The Swiss Borrower hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(b) in any federal or New York State court sitting in New York City by service of process upon the Company as provided in this Section 9.09(d); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Company and (if applicable to) the Swiss Borrower to the address of which the Swiss Borrower shall have given written notice to the Administrative Agent (with a copy thereof to the Company).  The Swiss Borrower irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon the Swiss Borrower in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to the Swiss Borrower.  To the extent the Swiss Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), the Swiss Borrower hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Confidentiality.  Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company.  For the purposes of this Section, “Information” means all information received from the Company relating to the Company or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13.  USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act.

SECTION 9.14.  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

ARTICLE X

Cross-Guarantee

In order to induce the Lenders to extend credit to the other Borrowers hereunder, but subject to the last sentence of this Article X, each Borrower, irrespective of the validity of the Obligations, waiving all rights of objection and defense arising from the Obligations, hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers.  Each Borrower further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.

Each Borrower waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment.  The obligations of each Borrower hereunder shall not be affected by (a) the failure of the Administrative Agent, any Issuing Bank or any Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; (e) the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Obligations, if any; (f) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Obligations; (g) the enforceability or validity of the Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Obligations or any part thereof, or any other invalidity or unenforceability relating to or against any Borrower or any other guarantor of any of the Obligations, for any reason related to this Agreement, any Swap Agreement, any other Loan Document, or any provision of applicable law, decree, order or regulation of any jurisdiction purporting to prohibit the payment by such Borrower or any other guarantor of the Obligations, of any of the Obligations or otherwise affecting any term of any of the Obligations; or (h) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Borrower or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Borrower to subrogation.

Each Borrower further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent, any Issuing Bank or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent, any Issuing Bank or any Lender in favor of any Borrower or any other Person.

The obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.

Each Borrower further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent, any Issuing Bank or any Lender upon the bankruptcy or reorganization of any Borrower or otherwise.

In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent, any Issuing Bank or any Lender may have at law or in equity against any Borrower by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Borrower hereby promises to and will, upon receipt of written demand by the Administrative Agent, any Issuing Bank or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent, any Issuing Bank or any Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon.  Each Borrower further agrees that if payment in respect of any Obligation shall be due in a currency other than Dollars and/or at a place of payment other than New York, Chicago or any other Eurocurrency Payment Office and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent, any Issuing Bank or any Lender, disadvantageous to the Administrative Agent, any Issuing Bank or any Lender in any material respect, then, at the election of the Administrative Agent, such Borrower shall make payment of such Obligation in Dollars (based upon the applicable Equivalent Amount in effect on the date of payment) and/or in New York, Chicago or such other Eurocurrency Payment Office as is designated by the Administrative Agent and, as a separate and independent obligation, shall indemnify the Administrative Agent, any Issuing Bank and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

Upon payment by any Borrower of any sums as provided above, all rights of such Borrower against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Administrative Agent, the Issuing Banks and the Lenders.

Nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of the Obligations.

Nothing in this Article X shall oblige the Swiss Borrower to make any payment in respect of this Article X for any other Loan Party which is not a Subsidiary of the Swiss Borrower unless such payments are limited to the amount of the freely disposable shareholders equity of the Swiss Borrower at the time of the enforcement of the obligations and liabilities under this Article X.  The freely disposable shareholder equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the Swiss Borrower’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as agio) to the extent such reserves are not available for distribution at the time of the enforcement of the obligations and liabilities of the Swiss Borrower under this Article X for the obligations under the Loan Documents of any other Loan Party which is not a subsidiary of the Swiss Borrower, which amount shall be (a) determined on the basis of an audited annual or interim balance sheet of the Swiss Borrower, (b) approved by the auditors of the Swiss Borrower as distributable amount and (c) approved by a shareholders’ resolution of the Swiss Borrower in accordance with the provisions of the Swiss Code of Obligations.

Notwithstanding anything contained in this Article X to the contrary, the Swiss Borrower (so long as it is and remains an Affected Foreign Subsidiary) shall not be liable hereunder for any of the Loans made to, or any other Obligation incurred solely by or on behalf of, the Company or any Subsidiary Guarantor which is a Domestic Subsidiary.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HARDINGE INC., as the Company

By	/S/ EDWARD J. GAIO
Name: Edward J. Gaio
Title: Chief Financial Officer

HARDINGE HOLDINGS GMBH, as the Swiss Borrower

By	/S/ PETER HURSCH
Name: Peter Hursch
Title: Managing Director

JPMORGAN CHASE BANK, N.A., individually as a Lender, as Swingline Lender, as an Issuing Bank and as Administrative Agent

By	/S/ CHRISTINE M. DESCHAMPS
Name: Christine M. Deschamps
Title: Senior Vice President

BANK OF AMERICA. N.A., individually as a Lender, and as Syndication Agent.

By	/S/ COLLEEN O’BRIEN
Name: Colleen O’Brien
Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, individually as a Lender, and as a Co-Documentation Agent.

By	/S/ JAMES J. SNYDER
Name: James J. Snyder
Title: First Vice President

Signature Page to Credit Agreement

Hardinge Inc. and Hardinge Holdings GmbH

June 2008

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KEYBANK NATIONAL ASSOCIATION, individually as a Lender, and as a Co- Documentation Agent.

By	/S/ CARL J. LUGER, JR.
Name: Carl J. Luger, Jr.
Title: Senior Vice President

WELLS FARGO HSBC TRADE BANK, NATIONAL ASSOCIATION, as a Lender.

By	/S/ JEFFREY A. WHITE
Name: Jeffrey A. White
Title: Vice President

CREDIT SUISSE, ZURICH/SWITZERLAND as a Lender.

By	/S/ CHRISTIAN KUNZ.
Name: Christian Kunz
Title: Vice President

By	/S/ ALBERT ANGEHRN
Name: Albert Angehrn
Title: Managing Director

Signature Page to Credit Agreement

Hardinge Inc. and Hardinge Holdings GmbH

June 2008

SCHEDULE 2.01

COMMITMENTS

LENDER	COMMITMENT

JPMORGAN CHASE BANK, N.A.	$22,500,000

BANK OF AMERICA, N.A.	$17,500,000

HSBC BANK USA, NATIONAL ASSOCIATION	$17,500,000

KEYBANK NATIONAL ASSOCIATION	$17,500,000

WELLS FARGO HSBC TRADE BANK N.A.	$15,000,000

CREDIT SUISSE	$10,000,000

AGGREGATE COMMITMENT	$100,000,000

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SCHEDULE 2.02

MANDATORY COST

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

	(a)	in relation to a Loan in British Pounds Sterling:

		AB+C(B–D)+E x 0.01	per cent. per annum
100–(A+C)

	(b)	in relation to a Loan in any currency other than British Pounds Sterling:

		E x 0.01	per cent. per annum.
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

	C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

	D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)

“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

	(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A.

	(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

	(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

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7.

If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of its Facility Office; and

	(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be reasonably determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.

The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.02 in order to comply with any change in law, regulation or any

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requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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SCHEDULE 2.06

EXISTING LETTERS OF CREDIT

Account Party	Issuer	Beneficiary	Expiration or Maturity Date	Balance

Hardinge Inc.	JPMorgan Chase Bank, N.A.	Liberty Mutual	03/31/2009	$1,626,601

SCHEDULE 3.01

SUBSIDIARIES

Name	Material Subsidiary	Subsidiary Guarantor	Jurisdiction of Incorporation or Organization	Equity Holder and Percentage

Canadian Hardinge Machine Tools, Ltd.	No	No	Ontario	Hardinge Inc. (100%)

Hardinge China Limited	No	No	People’s Republic of China	Hardinge Holdings GmbH (100%)

Hardinge Holdings GmbH	No	No	Switzerland	Hardinge Inc. (100%)

Hardinge Machine Tools Limited	Yes	Yes	England	Hardinge Holdings GmbH (100%)

Hardinge, GmbH	No	No	Federal Republic of Germany	Hardinge Holdings GmbH (100%)

Hardinge Machine (Shanghai) Co., Ltd.(1)	No	No	People’s Republic of China	Hardinge Holdings GmbH (100%)

Hardinge Technology Systems, Inc.	Yes	Yes	New York	Hardinge Inc. (100%)

L. Kellenberger & Co. AG	Yes	Yes	Switzerland	Hardinge Holdings GmbH (100%)

Hardinge Taiwan Precision Machinery Limited(2)	No	No	People’s Republic of China (Taiwan)	Hardinge Inc. (100%)

Hardinge Machine Tools, BV	No	No	Netherlands	Hardinge Machine Tools, Ltd. (100%)

(1) The transfer of the equity ownership of Hardinge Machine (Shanghai) Co., Ltd. from Hardinge Inc. to Hardinge Holdings GmbH is pending subject to obtaining final approval by the appropriate governmental authorities of the People’s Republic of China.

(2) Within sixty (60) days following the Effective Date, the equity ownership of Hardinge Taiwan Precision Machinery Limited may be transferred from Hardinge Inc. to a newly-formed Subsidiary of Hardinge Holdings GmbH.

SCHEDULE 6.01

EXISTING INDEBTEDNESS

•                  Indebtedness described in and incurred in connection with the Liens set forth on Schedule 6.02 hereto

•                  $3,000,000 unsecured demand credit facility between Hardinge Inc. and Chemung Canal Trust Co; facility is renewed annually

•                  CHF 7,500,000 unsecured facility between L. Kellenberger & Co. AG (“Kellenberger”) and Credit Suisse for working capital, bank guarantee and trade letter of credit requirements

•                  Currently under revision pursuant to the merger between HTT Hauser Tripet Tschudin, AG (“HTT”) and Kellenberger (with Kellenberger as the surviving entity)  that was consummated May 1, 2008.

•                  CHF 7,500,000 loan agreement between Kellenberger (as successor by merger to HTT) and UBS AG for bank guarantee and letter of credit requirements; secured by mortgages on real property located in Biel, Switzerland

•                  Currently under revision pursuant to the merger between HTT and Kellenberger (with Kellenberger as the surviving entity)  that was consummated May 1, 2008.

•                  153,000,000 Taiwan New Dollars (approximately $4,700,000) mortgage loan between Hardinge Taiwan Precision Machinery Limited and Mega International Commercial Bank; secured by real estate

•                  The following intercompany loans involving non-Loan Parties:

•                  $3,647,967 loan due to Hardinge Taiwan Precision Machinery Limited from Hardinge Machine Tools Limited

•                  CHF 2,600,000 loan due to Kellenberger from Hardinge GmbH

•                  $1,177,191 loan due to Hardinge Taiwan Precision Machinery Limited from Hardinge GmbH

•                  Guarantee and Indebtedness described in and incurred in connection with the Deed of Guarantee and Indemnity, dated on or about the date hereof, by Hardinge Inc. to HMT Trustees Limited with respect to the Hardinge Machine Tools Limited Staff Pension Scheme; liability under such Deed shall not exceed £1,500,000

•                  The following items of indebtedness (amounts current through May 30, 2008):  See attached.

Open Letters of Credit or Bank Guarantees

As of

5/30/08

	Bank or
	Financial			Expiration or
	Institution	Beneficiary	Description	Maturity Date	Balance
Hardinge Inc.	M&T	Yibin Wuliangya Group I and E Co. Ltd.	Standby letter of credit	12/7/2008	27,000.00	USD
Hardinge Inc.	M&T	Shanghai Tian An Bearing	Standby letter of credit	1/21/2009	26,400.00	USD
Hardinge Inc.	M&T	Century Automotive	Standby letter of credit	10/30/2008	75,602.00	USD
Hardinge Inc.	JP Morgan Chase	Liberty Mutual	Standby letter of credit	3/31/2009	1,626,601.00	USD
					1,755,603.00
Hardinge
GmbH	Deutsche Bank	SG Equipment Finance	Time payment contract	7/31/2011	26,129.18	Euro

Hardinge Machine
Tools
Limited	Natwest Bank Plc	Hindustan Aeronautics Ltd	Bank guarantee	8/5/2008	24,750.00	USD

HTT	UBS Ag	LuK Gmbh Buhl	Performance Bond	2/28/2009	79,298.50	CHF
HTT	UBS Ag	Zhuzhou Cemcented Carbide Group	Performance Bond	12/6/2008	64,500.00	CHF
HTT	UBS Ag	ACC Austria GmbH	Performance Bond	3/1/2010	67,515.00	CHF
HTT	UBS Ag	ACC Austria GmbH	Performance Bond	3/1/2010	67,515.00	CHF
HTT	UBS Ag	Eidg. Oberzolldirektion Bern	Performance Bond	Open-ended	40,000.00	CHF
HTT	UBS Ag	Berner Handelskammer Bern	Performance Bond	Open-ended	50,000.00	CHF
HTT	UBS Ag	Mould+ Matic Michldorf	Downpayment Bond	8/31/2008	260,171.00	CHF

HTT	Credit Suisse	HAWE Hydraulik Munchen	Performance Bond	8/24/2008	22,830.00	CHF
HTT	Credit Suisse	Grotz-Beckert KG Albstadt	Performance Bond	2/12/2009	68,041.00	CHF
HTT	Credit Suisse	Chongqing North Jianshe China	Performance Bond		80,000.00	CHF
HTT	Credit Suisse	Shaeffler KG Herzogenaurach	Downpayment Bond	Open-ended	379,314.00	CHF
HTT	Credit Suisse	Seckler AG Pieterlen	Downpayment Bond	Open-ended	200,000.00	CHF
HTT	Credit Suisse	Knarr Rainer, Helmbrechts	Downpayment Bond	6/30/2008	78,548.00	CHF
HTT	Credit Suisse	Berner Handelskammer Bern	Performance Bond	Open-ended	50,000.00	CHF
HTT	Credit Suisse	China National Aero-Technology	Performance Bond		49,894.00	CHF
					1,557,626.50

Kellenberger	Credit Suisse or UBS	Hermes-Kreditversicherung für PSFU	customer guaranty		7,726.50	CHF
Kellenberger	Credit Suisse or UBS	Hermes-Kreditversicherung für PSFU	customer guaranty		11,555.00	CHF
Kellenberger	Credit Suisse or UBS	FORTIS-Leasing/Werner Boller	customer guaranty		188,837.00	CHF
Kellenberger	Credit Suisse	Oberzolldirektion (Einfuhrumsatzsteuer)	Government Duty Bond	Open-ended	40,000.00	CHF
Kellenberger	Credit Suisse	Eidg. Steuerverwaltung (MWSt Hardinge Inc.)	Vat Bond	Open-ended	50,000.00	CHF
Kellenberger	Credit Suisse	Handelskammer SG (Carnet ATA)	Government Duty Bond	Open-ended	450,000.00	CHF
Kellenberger	Credit Suisse	COFMOW (State Bank of India)	Warranty Guarantee	1/31/2008	27,506.25	CHF
Kellenberger	UBS Ag	Neway Precision Machine	Downpayment	5/30/2008	54,000.00	CHF
Kellenberger	Credit Suisse	Leistritz Aktiengesellschaft	Downpayment	5/30/2008	132,120.00	CHF
Kellenberger	Credit Suisse	Wilhelm König Maschinenbau GmbH.	Downpayment	6/30/2008	90,667.00	CHF
Kellenberger	UBS Ag	Schaeffler KG.	Downpayment	6/30/2008	192,000.00	CHF
Kellenberger	Credit Suisse	IKB LEASING/Ganter	Downpayment	6/30/2007	120,000.00	CHF
Kellenberger	Credit Suisse	Leistritz Aktiengesellschaft	Downpayment	6/30/2008	173,250.00	CHF
Kellenberger	Credit Suisse	China National Aero-Technology Intl.	Warranty Guarantee	7/11/2008	22,810.00	CHF

Kellenberger	Credit Suisse	COFMOW (State Bank of India)	Warranty Guarantee	7/31/2008	27,506.25	CHF
Kellenberger	UBS Ag	Neway Precision Machine	Downpayment	8/30/2008	47,000.00	CHF
Kellenberger	Credit Suisse	Hindustan Aeronautics Ltd.	Warranty Guarantee	8/31/2008	25,000.00	CHF
Kellenberger	Credit Suisse	Hindustan Aeronautics Ltd.	Downpayment	8/31/2008	43,500.50	CHF
Kellenberger	Credit Suisse	MAN Roland Druckmaschinen AG	Warranty Guarantee	8/31/2008	93,348.00	CHF
Kellenberger	Credit Suisse	MAN Roland Druckmaschinen AG	Warranty Guarantee	8/31/2008	24,390.00	CHF
Kellenberger	Credit Suisse	Heidelberger Druckmaschinen AG.	Downpayment	8/31/2008	99,200.00	CHF
Kellenberger	Credit Suisse	International Cap Dubai	Warranty Guarantee	3/9/2008	27,050.00	CHF
Kellenberger	UBS Ag	Koepfer Verzahungsmaschinen	Downpayment	9/30/2008	88,600.00	CHF
Kellenberger	Credit Suisse	Heidelberger Druckmaschinen AG.	Downpayment	9/30/2008	99,200.00	CHF
Kellenberger	UBS Ag	Shanxii Hanjiang Machine Tool Co. Ltd.	Downpayment	9/30/2008	123,800.00	CHF
Kellenberger	Credit Suisse	ECTEK Automotive Electronics Co. Ltd.	Downpayment	9/30/2008	75,006.00	CHF
Kellenberger	Credit Suisse	Fässler AG.	Downpayment	10/30/2008	29,970.00	CHF
Kellenberger	UBS Ag	Reich GmbH.	Downpayment	10/31/2008	78,829.00	CHF
Kellenberger	Credit Suisse	Maasara Co.	Warranty Guarantee	11/15/2008	25,199.00	CHF
Kellenberger	Credit Suisse	China National Aero-Technology Intl.	Warranty Guarantee	11/15/2008	20,585.00	CHF
Kellenberger	UBS Ag	INA-Lanskroun	Downpayment	11/30/2008	98,800.00	CHF
Kellenberger	UBS Ag	Blickle Räder & Rollen GmbH.	Downpayment	12/31/2008	166,665.00	CHF
Kellenberger	Credit Suisse	ABPLANALP Polen/Fabryka Luzysk Tocnyach	Downpayment	12/31/2008	123,541.50	CHF
Kellenberger	Credit Suisse	Jakob Müller AG.	Downpayment	12/1/2008	217,890.00	CHF
Kellenberger	Credit Suisse	ESK Ceramics GmbH.	Warranty Guarantee	1/12/2009	48,450.00	CHF
Kellenberger	UBS Ag	Michael Weinig AG.	Warranty Guarantee	2/5/2009	58,520.00	CHF
Kellenberger	Credit Suisse	Bharat Fritz Werner Ltd.	Warranty Guarantee	5/4/2009	59,900.00	CHF
Kellenberger	Credit Suisse	Turbomeca	Warranty Guarantee	10/31/2009	120,000.00	CHF
Kellenberger	Credit Suisse	MAN Diesel A/S	Warranty Guarantee	12/13/2009	66,097.00	CHF
Kellenberger	UBS Ag	Liebherr-Verzahntechnik AG.	Warranty Guarantee	1/10/2010	59,925.00	CHF

Kellenberger	Credit Suisse	ESK Ceramics GmbH.	Warranty Guarantee	3/7/2010	47,600.00	CHF
Kellenberger	Credit Suisse	Weiler Werkzeugmaschinen	Warranty Guarantee	3/18/2010	31,500.00	CHF
Kellenberger	Credit Suisse	Chiron-Werke GmbH.	Warranty Guarantee	3/18/2008	11,000.00	CHF
					3,598,544.00

GmbH	Deutschland	Bönner	Other	Open-ended	21,402.00	Euro
GmbH	Deutschland	HAL, India	Performance Guarantee	10/7/2008	18,731.71	Euro
GmbH	Deutschland	HAL, India	Performance Guarantee	4/15/2008	8,262.00	Euro
GmbH	Deutschland	HAL, India	Performance Guarantee	8/13/2008	9,045.00	Euro
GmbH	Deutschland	HAL, India	Performance Guarantee	5/31/2008	9,998.00	Euro
GmbH	Deutschland	ISRO	Performance Guarantee	2/11/2009	6,695.00	Euro
GmbH	Deutschland	Government Tool Room and Training	Open-ended	16,420.00	Euro
GmbH	Deutschland	Spindel Lagerungstechnik	Performance Guarantee	7/15/2008	100,000.00	Euro
					190,553.71

HSL	Bank of China	Guizhou Space Appliance Co. Ltd.	warranty guarantee	14/Nov/08	¥160,000.00	RMB
HSL	Bank of China	Chongqin Boshen Electrical Equipment Co. Ltd.	warranty guarantee	31/Jul/08	¥80,000.00	RMB
HSL	Bank of China	Yibin Wuliangye Group I And E Co., Ltd Sichuan, China	warranty guarantee	4/Aug/08	¥145,000.00	RMB
HSL	Bank of China	Jianglin Motors Import & Export Co., Ltd	downpayment	19/Jun/08	US$32,000.00	USD
HSL	Bank of China	NORSTAR AUTO SUSPENSION SYSTEMS BEIJING INC	warranty guarantee	15/Jun/08	US$11,330.00	USD
HSL	Bank of China	Wuhan International Trade Co., Ltd.	warranty guarantee	8/Nov/08	¥98,496.00	RMB
HSL	Bank of China	Anhui ANMEC Export Import Corporation	warranty guarantee	31/May/08	¥72,420.00	RMB
HSL	Bank of China	Anhui ANMEC Export Import Corporation	downpayment	1/Jun/08	¥122,670.00	RMB
HSL	Bank of China	Norstar Automotive Industries Inc.	warranty guarantee	8/Aug/08	¥165,400.00	RMB

HSL	Bank of China	Chongqin North Jianshe Imp. & Exp. Trae Co., Ltd	warranty guarantee	15/Dec/08	¥264,300.00	RMB
HSL	Bank of China	Chongqin North Jianshe Imp. & Exp. Trae Co., Ltd	warranty guarantee	15/Dec/08	¥268,300.00	RMB
HSL	Bank of China	Henan Pingyuan Optics Electronics Co., Ltd.	warranty guarantee	28/Jan/09	¥64,000.00	RMB

SCHEDULE 6.02

EXISTING LIENS

Debtor	Secured Party	Jurisdiction	Filing Information	Collateral
Hardinge Inc.	IBM Credit LLC	New York Secretary of State	200407205605560 07/20/2004	Certain leased equipment

Hardinge Machine Tools Limited	Hormann (UK) Limited	UK Companies House; England and Wales	Registered 02/09/2005	The deposit account and all money from time to time placed in the deposit account in accordance with a certain rent deposit deed.

Hardinge Machine Tools Limited	HMT Trustees Limited, as Trustee of the Hardinge Machine Tools Limited Staff Pension Scheme	UK Companies House; England and Wales	To be registered following completion

Debenture granting security over all assets to secure performance of obligations under deficit recovery plan in connection with £0.9 million deficit of the Hardinge Machine Tools Limited Staff Pension Scheme

L. Kellenberger & Co. AG (as successor by merger to HTT Hauser Tripet Tschudin, AG)	UBS AG	Switzerland	05/07/2003	Mortgage on real property in Biel, Swtizerland

Hardinge Taiwan Precision Machinery Limited	Mega International Commercial Bank	Taiwan	06/2006	Mortgage on real property in Taiwan

Exhibit B-1

June 13, 2008

To the Lenders and the Administrative Agent Referred to Below
c/o JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, New York 10017

Re:  Hardinge Inc. Credit Agreement

Ladies and Gentlemen:

We have acted as special counsel to Hardinge Inc., a New York corporation (the “Company”), and Hardinge Technology Systems, Inc., a New York corporation (“Technology”), in connection with the Credit Agreement, dated as of June 13, 2008 (the “Credit Agreement”), among the Company, Hardinge Holdings GmbH, a Swiss limited liability company, as the Swiss Borrower, various financial institutions as lenders (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent).  The Company and Technology are sometimes referred to herein individually as a “Transaction Party” and collectively as the “Transaction Parties.”  The Swiss Borrower, Hardinge Machine Tools Limited, an English company (“Machine Tools”), and L. Kellenberger & Co. AG, a Swiss company (“Kellenberger”) are sometimes referred to herein individually as a “Foreign Transaction Party” and collectively as the “Foreign Transaction Parties.”

This opinion letter is delivered to you pursuant to Section 4.01(b) of the Credit Agreement.  Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement.  The Uniform Commercial Code, as amended and in effect in the State of New York on the date hereof, is referred to herein as the “NY UCC.”  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions.  We have examined, among other documents, the following:

1.             an executed copy of the Credit Agreement;

2.             an executed copy of the Pledge and Security Agreement, dated as of June 13, 2008 (the “Security Agreement”), executed by each of the Transaction Parties in favor of the Administrative Agent;

3.             an executed copy of the Confirmatory Grant of Security Interest in United States Patents made by each of the Transaction Parties in favor of the Administrative Agent, dated as of June 13, 2008 (the “Patent Agreement”);

4.             an executed copy of the Confirmatory Grant of Security Interest in United States Trademarks made by each of the Transaction Parties in favor of the Administrative Agent, dated as of June 13, 2008 (the “Trademark Agreement”);

5.             an executed copy of the Confirmatory Grant of Security Interest in United States Copyrights made by each of the Transaction Parties in favor of the Administrative Agent, dated as of June 13, 2008 (the “Copyright Agreement”);

6.             an executed copy of the Guaranty, dated as of June 13, 2008 (the “Guaranty”), made by each of Technology, Machine Tools and Kellenberger in favor of the Administrative Agent (the “Guaranty”);

7.             the Officer’s Certificate of each Transaction Party delivered to us in connection with this opinion letter, in the form of each of which is attached hereto as Exhibits A-1 and A-2 (as to each such Transaction Party, the “Officer’s Certificate”);

8.             an unfiled copy of a financing statement naming the Company as debtor and the Administrative Agent as secured party (the “Company Financing Statement”), a copy of which is attached hereto as Exhibit B, which Company Financing Statement we understand will be filed in the office of the Secretary of State of the State of New York (such office, the “New York Filing Office”);

9.             an unfiled copy of a financing statement naming Technology as debtor and the Administrative Agent as secured party (the “Technology Financing Statement”, and together with the Company Financing Statement, the “Financing Statements”), a copy of which is attached hereto as Exhibit C, which Technology Financing Statement we understand will be filed in the New York Filing Office;

10.           a copy of the Restated Certificate of Incorporation of the Company, certified by the Secretary of State of the State of New York on April 25, 2008 (the “Company Organizational Document”);

11.           a copy of the Certificate of Incorporation of Technology, certified by the Secretary of State of the State of New York on May 16, 2008 (the “Technology Organizational Document”, and together with the Company Organizational Document, the “Organizational Documents”);

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12.           a copy of the By-Laws of the Company (the “Company Governing Document”), certified to us by the Secretary of the Company as being complete and correct and in full force and effect as of the date hereof;

13.           a copy of the By-Laws of Technology (the “Technology Governing Document”; and together with the Company Governing Document, the “Governing Documents”), certified to us by the Secretary of Technology as being complete and correct and in full force and effect as of the date hereof;

14.           a copy of Certificate of Existence, dated April 23, 2008, of the Secretary of State of the State of New York, as to the existence of the Company in the State of New York as of such Date (the “Company Good Standing Certificate”); and

15.           a copy of Certificate of Existence, dated May 14, 2008, of the Secretary of State of the State of New York, as to the existence of Technology in the State of New York as of such Date (the “Technology Good Standing Certificate”; and together with the Company Good Standing Certificate, the “Good Standing Certificates”).

The documents referred to in items (1) through (6) above, inclusive, are referred to herein collectively as the “Documents,” and the documents referred to in items (2) through (5) are referred to herein collectively the “Security Documents.” As used herein, “security interest” means “security interest” as defined in Section 1-201(37) of the NY UCC.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents, the respective Officer’s Certificates and other certificates and oral or written statements and other information of or from representatives of the Transaction Parties or the Foreign Transaction Parties and others and assume compliance on the part of the Transaction Parties and the Foreign Transaction Parties with their covenants and agreements contained therein.

In connection with the opinions expressed in paragraph (a) below, we have relied solely upon certificates of public officials as to the factual matters and legal conclusions set forth therein.  With respect to the opinions expressed in clause (i) of paragraph (b) below, clause (ii) of paragraph (c) below and clause (ii)(A) of paragraph (d) below, our opinions are limited (x) to Our Actual Knowledge, if any, of the specially regulated business activities and properties of the Transaction Parties based solely upon each Transaction Party’s respective Officer’s Certificate in respect of such matters and without any independent investigation or verification on our part and (y) to only those laws and regulations that, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

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Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

a.             Each Transaction Party is a corporation incorporated and existing under the laws of the State of New York.

b.             Each Transaction Party has the corporate power and authority (i) to conduct its business substantially as described in the Officer’s Certificate of such Transaction Party and (ii) to enter into and to incur and perform its obligations under the Documents to which it is a party.

c.             The execution and delivery to the Administrative Agent and the Lenders by each of the Transaction Parties of the Documents, in each case to which it is a party, and the performance by each such Transaction Party of its obligations thereunder, and the granting by each such Transaction Party of the security interests provided for in the Security Documents, (i) have been authorized by all necessary corporate action by such Transaction Party and (ii) do not require under present law, or present regulation of any governmental agency or authority of the State of New York or the United States of America, as applicable, any filing or registration by such Transaction Party with, or approval or consent to such Transaction Party of, any governmental agency or authority of the State of New York or the United States of America that has not been made or obtained except (w) those required in the ordinary course of business in connection with the performance by such Transaction Party of its obligations under certain covenants contained in the Documents to which it is a party, (x) those required to perfect security interests, if any, granted by such Transaction Party thereunder (other than the security interests in collateral as to which current perfection opinions are expressed below), (y) those required pursuant to securities and other laws that may be applicable to the disposition of any collateral subject thereto and (z) filings, registrations, consents or approvals in each case not required to be made or obtained by the date hereof.

d.             The execution and delivery to the Administrative Agent and the Lenders by each of the Transaction Parties of the Documents, in each case to which it is a party, and the performance by each such Transaction Party of its obligations thereunder, and the granting by each such Transaction Party of the security interests provided for in the Security Documents, (i) do not contravene any provision of any Organizational Document or Governing Document of such Transaction Party, (ii) do not violate (A) any present law, or present regulation of any governmental agency or authority, of the State of New York or the United States of America, applicable to such Transaction Party or its property, or (B) any agreement binding upon such Transaction Party or its property that is listed on Annex I to the Officer’s Certificate or any court decree or order binding upon such Transaction Party or its property that is listed on Annex II to the Officer’s Certificate (this opinion being limited in that we express no opinion with respect to any violation not readily ascertainable from the face of any such agreement, decree or order, or arising under or based upon any cross default provision insofar as it relates to a default

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under an agreement not so identified to us, or arising under or based upon any covenant of a financial or numerical nature or requiring computation) and (iii) will not result in or require the creation or imposition of any security interest or lien upon any of its properties pursuant to the provisions of any agreement binding upon such Transaction Party or its properties that is listed on Annex I to the Officer’s Certificate other than any security interests or liens created by the Documents and any other security interests or liens in favor of the Administrative Agent or the Lenders arising under any of the Documents or applicable law.

e.             Each Document to which each Transaction Party is a party has been duly executed and delivered on behalf of such Transaction Party.

f.              Each Document constitutes a valid and binding obligation of each Transaction Party signatory thereto enforceable against such Transaction Party in accordance with its terms.  The Guaranty is a valid and binding obligation of each of Machine Tools and Kellenberger, respectively, enforceable against each such party in accordance with its terms.  The Credit Agreement is a valid and binding obligation of the Swiss Borrower, enforceable against the Swiss Borrower in accordance with its terms.

g.             The borrowings by the Company under the Credit Agreement and the application of the proceeds thereof as provided in the Credit Agreement will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”).

h.             No Transaction Party is required to register as an “investment company” (under, and as defined in, the Investment Company Act of 1940, as amended (the “1940 Act”)) and is not is a company controlled by a company required to register as such under the 1940 Act.

i.              The Security Agreement creates in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, as security for the Secured Obligations, a security interest in the right, title and interest of each Transaction Party thereto in the Collateral (as defined in the Security Agreement) to which Article 9 of the NY UCC is applicable (the “Article 9 Collateral”).

j.              Upon the effective filing of the Financing Statements with the New York Filing Office, the Administrative Agent will have, for the benefit of the Holders of Secured Obligations, a perfected security interest against the Transaction Parties in that portion of the Article 9 Collateral in which a security interest may be perfected by filing an initial financing statement with the New York Filing Office under the NY UCC (the “New York Filing Collateral”).  We express no opinion as to the priority of any security interest of any person identified above in the New York Filing Collateral and we note, without expressing any opinion as to the issue, that the priority of a security interest in the New York Filing Collateral may be governed by laws other than the NY UCC

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(including, without limitation, the laws of jurisdictions other than the State of New York) even if perfection of a security interest in the Security Agreement New York Filing Collateral is governed by the NY UCC.

k.             The Security Agreement, together with physical delivery to the Administrative Agent in the State of New York of the certificates representing the shares of stock issued by Technology and the Swiss Borrower and owned by the Company and identified on Exhibit D to the Security Agreement (the “Pledged Equity Interests”), accompanied by undated stock powers with respect to such Pledged Equity Interests duly indorsed in blank by an effective indorsement, creates in favor of the Administrative Agent, for the benefit of the Holders of Secured Obligations, as security for the Secured Obligations, a perfected security interest under the NY UCC in the Company’s rights in the Pledged Equity Interests issued by Technology and the Swiss Borrower while the Pledged Equity Interests are located in the State of New York and in the possession of the Administrative Agent.  Assuming that neither the Administrative Agent nor any other Holder of Secured Obligations has notice of any adverse claim to such Pledged Equity Interest and that the security interest of the Administrative Agent for the benefit of the Holders of Secured Obligations is perfected as described above, the Administrative Agent for the benefit of the Holders of Secured Obligations will acquire its security interest in such Pledged Equity Interests free of any adverse claim

To Our Actual Knowledge there are no legal proceedings (i) pending before any court or arbitration tribunal or (ii) overtly threatened in writing, in each case, against any Transaction Party that seek to enjoin or otherwise interfere directly with the transactions contemplated by the Documents other than the legal proceedings, if any, disclosed in the Documents, including, without limitation, any schedules or exhibits thereto.  For purposes of this opinion letter, “Actual Knowledge” means, with respect to any person, the conscious awareness of facts by such person; “Our Actual Knowledge” means the Actual Knowledge of any lawyer included in the Covered Lawyer Group; and the “Covered Lawyer Group” means lawyers currently at Squire, Sanders & Dempsey L.L.P. who have been actively involved in negotiating the Documents and the transactions contemplated thereby or preparing this opinion letter.  For purposes of this paragraph, we have inquired as to the Actual Knowledge of the lawyers included in the Covered Lawyer Group with respect to the existence of the legal proceedings described above and we have relied on, and assumed the accuracy of, representations and warranties contained in the Documents and certificates and oral or written statements and other information of or from officers or other representatives of the Transaction Parties.  We have not, however, made any review, search or investigation of any public or private records or files, including, without limitation, litigation dockets or other records or files of the Transaction Parties or of Squire, Sanders & Dempsey L.L.P.

The opinions set forth above are subject to the following qualifications and limitations:

A.            Our opinions in paragraph (f) above are subject to (i) applicable bankruptcy, insolvency, reorganization, fraudulent transfer and conveyance,

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voidable preference, moratorium, receivership, conservatorship, arrangement or similar laws, and related regulations and judicial doctrines, from time to time in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity (including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses, the exercise of judicial discretion and limits on the availability of equitable remedies, including without limitation specific performance), whether such principles are considered in a proceeding at law or in equity, (iii) defenses arising from actions by a party seeking enforcement which may be unconscionable, inequitable or unreasonable or from the passage of time, and (iv) the qualification that certain provisions of the Documents may be unenforceable in whole or in part under the laws (including judicial decisions) of the State of New York or the United States of America, but the inclusion of such provisions does not make the remedies afforded by the Documents inadequate for the practical realization of the principal benefits provided by the Documents, in each case subject to the other qualifications contained in this letter.

B.            We express no opinion as to the enforceability of any provision in the Documents:

(i)            providing that any person or entity may sell or otherwise dispose of, or purchase, any collateral subject thereto, or enforce any other right or remedy thereunder (including without limitation any self-help or taking-possession remedy), except in compliance with the NY UCC and other applicable laws;

(ii)           establishing standards for the performance of the obligations of good faith, diligence, reasonableness and care prescribed by the NY UCC or establishing standards measuring fulfillment of rights and duties other than as permitted by Section 9-603 of the NY UCC;

(iii)          relating to indemnification, contribution or exculpation in connection with violations of any securities laws or statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution;

(iv)          providing that any person or entity may exercise set-off rights other than in accordance with and pursuant to applicable law;

(v)           relating to choice of governing law in any Document;

(vi)          relating to the law of usury;

(vii)         waiving any rights to trial by jury;

7

(viii)        waiving any rights to consequential damages;

(ix)           purporting to confer, or constituting an agreement with respect to, subject matter jurisdiction of United States federal courts to adjudicate any matter;

(x)            purporting to create a trust or other fiduciary relationship;

(xi)           specifying that provisions thereof may he waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such Documents;

(xii)          giving any person or entity the power to accelerate obligations or to foreclose upon collateral without any notice to the obligor;

(xiii)         providing for the performance by any guarantor of any of the nonmonetary obligations of any person or entity not controlled by such guarantor;

(xiv)        providing for restraints on alienation of property and purporting to render transfers of such property void and of no effect or prohibiting or restricting the assignment or transfer of property or rights to the extent that any such prohibition or restriction is ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the NY UCC;

(xv)         providing for the payment of attorneys’ fees; and

(xvi)        granting any party a power of attorney to act on behalf of the Transaction Parties or the Foreign Transaction Parties.

C.            Our opinions as to enforceability are subject to the effect of generally applicable rules of law that:

(i)            provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected; and

(ii)           may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, or that permit a court to reserve to itself a decision as to whether any provision of any agreement is severable.

8

D.            We express no opinion as to the enforceability of any purported waiver, release, variation, disclaimer, consent or other agreement to similar effect (all of the foregoing, collectively, a “Waiver”) by any Transaction Party or any Foreign Transaction Party under any of the Documents to the extent limited by the NY UCC, including Sections 1-102(3), 9-602 or 9-624 thereof, or other provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty or defense or a ground for, or a circumstance that would operate as, a discharge or release otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under and is not prohibited by or void or invalid under the NY UCC, including Sections 9-602 or 9-624 thereof or other provisions of applicable law (including judicial decisions).

E.             Our opinions are subject to the following assumptions, qualifications and limitations:

(i)            Any security interest in the proceeds of collateral is subject in all respects to the limitations set forth in Section 9-315 of the NY UCC.

(ii)           We express no opinion as to the nature or extent of the rights, or the power to transfer rights, of any Transaction Party or Foreign Transaction Party in, or title of any Transaction Party or Foreign Transaction Party into, any collateral under any of the Documents, or property purporting to constitute such collateral, or the value, validity or effectiveness for any purpose of any such collateral or purported collateral, and we have assumed that each Transaction Party or Foreign Transaction Party has sufficient rights in, or power to transfer rights in, all such collateral or purported collateral for the liens and security interests provided for under the Documents to attach.

(iii)          We express no opinion as to the priority of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents.  Other than as expressly noted in paragraphs (j) and (k) above, we express no opinion as to the perfection of, and other than as expressly noted in paragraphs (i) and (j) above, we express no opinion as to the creation, validity or enforceability of, any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents.  We express no opinion as to the creation, validity or enforceability of any pledge, security interest, assignment for security, lien or other encumbrance, as the case may be, that may be created or purported to be created under the Documents in any commercial tort claims.

9

(iv)          In the case of property that becomes collateral under the Documents after the date hereof, Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the United States Bankruptcy Code may be subject to a lien arising from a security agreement entered into by the debtor before the commencement of such case.

(v)           We express no opinion as to the enforceability of the liens and security interests under the Documents in any item of collateral subject to any restriction on or prohibition against transfer contained in or otherwise applicable to such item of collateral or any contract, agreement, license, permit, security, instrument or document constituting, evidencing or relating to such item, except to the extent that any such restriction is rendered ineffective pursuant to any of Sections 9-406, 9-407, 9-408 and 9-409 of the NY UCC.

(vi)          We call to your attention that Chapter 9 of the NY UCC requires the filing of continuation statements within the period of six months prior to the expiration of five years from the date of original filing of financing statements under the NY UCC in order to maintain the effectiveness of such financing statements and that additional financing statements may be required to be filed to maintain the perfection of security interests if the debtor granting such security interests makes certain changes to its name, or changes its location (including through a change in its jurisdiction of organization) or the location of certain types of collateral, all as provided in the NY UCC.  We specifically disclaim any obligation to render further advice to you as to the need to file any such continuation statements or additional financing statements.

(vii)         We call to your attention that an obligor (as defined in the NY UCC) other than a debtor may have rights under Part 6 of Article 9 of the NY UCC.

(viii)        With respect to our opinions above as to the perfection of a security interest in the Article 9 Collateral through the filing of a financing statement, we express no opinion with respect to the perfection of any such security interest in any Article 9 Collateral constituting timber to be cut, as extracted collateral, cooperative interests, or property described in Section 9-311(a) of the NY UCC (including, without limitation, property subject to a certificate-of-title statute), and we express no opinion with respect to the effectiveness of any financing statement filed or purported to be filed as a fixture filing.

10

(ix)           We have assumed that each Transaction Party is organized solely under the laws of the state identified as such Transaction Party’s jurisdiction of organization in such Transaction Party’s applicable Organizational Document and Good Standing Certificate.

(x)            We have assumed that the information pertaining to the Administrative Agent in the Financing Statements is correct in all respects.

F.             To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Documents (other than the Transaction Parties):  (i) are in good standing under their respective jurisdictions of organization, (ii) have the power to enter into and perform such agreements and to consummate the transactions contemplated thereby, and (iii) do not require the consent or approval of any third party or governmental authority (which has not been obtained) to execute and deliver such Documents.  We have further assumed that with respect to each party to the Documents (other than the Transaction Parties):  (i) such Documents have been duly authorized, executed and delivered by, and, other than with respect to the Foreign Transaction Parties, constitute legal, valid and binding obligation of, such party, enforceable against such party in accordance with their respective terms and (ii) such execution, delivery and performance do not violate any material agreements of such party, any applicable laws or such party’s constituent documents or any governmental laws, rules or regulations of any jurisdiction.

G.            For purposes of the opinions set forth in paragraph (k) above, we have assumed that the Pledged Equity Interests issued by the Swiss Borrower constitute “securities” as defined in Section 8-102(a)(15) of the NY UCC.

H.            We note that Section 27 of the Judiciary Law of the State of New York provides that a court in New York ordinarily enters and enforces a judgment only in U.S. Dollars, but that in any case in which the cause of action is based upon an obligation denominated in a currency other than U.S. Dollars the court shall render or enter a judgment or decree in the foreign currency of the underlying obligation, and that such judgment or decree shall be converted into U.S. Dollars at the rate of exchange pending on the date of entry of such judgment or decree.  Therefore, we express no opinion on any provision of the Documents that purports to treat the currency of a judgment or decree in a manner inconsistent with Section 27 of the Judiciary Law.

I.              The opinions expressed herein are limited to (i) the federal laws of the United States of America and the laws of the State of New York as currently in effect.  Our opinions in paragraph (i) and (j) above are limited to Article 9 of the NY UCC, and our opinions in paragraph (k) above are limited to Articles 8

11

and 9 of the NY UCC.  As such, the foregoing opinion paragraphs do not address: (i) laws of jurisdictions other than New York and the United States of America, and laws of New York and the United States of America, (ii) collateral of a type not subject to Articles 8 or 9 of the NY UCC and (iii) the choice of law rules of the NY UCC with respect to the laws of other jurisdictions that may govern perfection and priority of security interests granted in the Collateral.

Our opinions are limited to those expressly set forth herein, and we express no opinions by implication.

We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations applicable by reason of their status as or affiliation with a federally insured depository institution, except as expressly set forth in paragraph (g) above.  We express no opinion as to the effect of any foreign laws on our opinions with respect to the Foreign Transaction Parties or the pledge of the Pledged Equity Interests issued by the Swiss Borrower.

The opinions expressed herein are solely for the benefit of the addressees hereof and of any other person or entity becoming a Lender or Administrative Agent under the Credit Agreement, in each case above, in connection with the transaction referred to herein and may not be relied on by such addressees or such other persons or entities for any other purpose or in any manner or for any purpose by any other person or entity.

The opinions expressed herein are valid as of the date hereof.  We do not undertake to advise you or anyone else of any changes in the views expressed herein resulting from matters that hereafter might occur or be brought to our attention.

Respectfully submitted,

SQUIRE, SANDERS & DEMPSEY L.L.P.

12

Exhibit A-1

HARDINGE INC.

OFFICER’S CERTIFICATE

The undersigned officer of Hardinge Inc., a New York corporation (the “Company”), hereby certifies, as of the date hereof in connection with the execution, delivery and performance by the Company of the Credit Agreement, dated as of June 13, 2008 (the “Financing Agreement”), among the Company, Hardinge Holdings GmbH, a Swiss limited liability company, as the Swiss Borrower, various financial institutions (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent), and with the consummation of the transactions contemplated thereby and the opinion of Squire, Sanders & Dempsey L.L.P. (the “Opinion”) delivered in connection therewith, as follows:

1.             Attached as (a) Annex I hereto is a list of all indentures, mortgages, deeds of trust, security and/or pledge agreements, guarantees, loan and/or credit agreements and other agreements or instruments (other than the Documents) and (b) Annex II hereto is a list of all decrees and orders, in each case in clause (a) and (b) above, to which the Company is a party or that are otherwise binding upon the Company or any of its assets or property and that contain financial or other covenants or provisions for defaults or events of default or similar events or occurrences or other provisions that otherwise would or could have the effect of (i) restricting the types of provisions that any other agreement to which the Company becomes a party may contain, (ii) restricting the conduct of the Company’s business, the incurrence by the Company of indebtedness, guarantees, or other liabilities or obligations, or the creation of liens upon any of the Company’s property or assets, or otherwise restricting the execution, delivery, and performance of, or the consummation of the transactions contemplated by, the Financing Agreement or any of the other Documents to which the Company is a party, or (iii) resulting in, or requiring the creation or imposition of, any lien upon any of the Company’s assets or property as a result of the execution, delivery or performance of, or the consummation of the transactions contemplated by, any of the Documents to which the Company is a party.

A true and complete copy of each of the above agreements, instruments, decrees and orders has heretofore been furnished to Squire, Sanders & Dempsey L.L.P.

No default or event of default under, or violation of, any such agreement, instrument, decree or order exists or, immediately after giving effect to entry into the Documents or consummation of any of the transactions contemplated thereby, will exist.

2.             The nature of the Company’s business and properties, and the purpose of the Company, is to engage in the following businesses and activities: the design, manufacture and distribution of turning, milling, grinding, cutting and workholding machines and related products.  The Company is not engaged in any activity or business, and does not own any properties, not permitted pursuant to those provisions of its Restated Certificate of Incorporation or By-Laws, as amended, specifying the nature of the Company’s business and the purposes of the Company.  The Company does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business organizations generally (including, without limitation, those regulations applicable only to banks, savings and loan institutions, insurance companies, public utilities or investment companies).

3.             No (i) proceeding is pending in any jurisdiction for the dissolution or liquidation of the Company, and the Company has not filed any certificate or order of dissolution, (ii) event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of organization, and the Company has paid all taxes currently due, if any, and taken all other action required by state law to maintain such good standing and (iii) grounds exist for the revocation or forfeiture of the Company’s Restated Certificate of Incorporation and By-Laws.

4.             Squire, Sanders & Dempsey L.L.P. may rely upon the accuracy of all factual representations and warranties of the Company contained in the Documents, in this Officer’s Certificate and in all documents and certificates referred to therein or delivered in connection therewith.

5.             The Company does not own or operate equipment or facilities, or engage in any other activity in the nature of a public utility, including, without limitation, any such equipment, facilities or activity relating to garbage or sewage disposal or water production or transmission, that would subject the Company to regulation as a public utility of any nature.

6.             The Company does not accept deposits or engage in any other business activity reserved exclusively to banks or other lenders or financial institutions, or engage in any trust or insurance business.

7.             The Company is not a licensee under the Federal Power Act, as amended, or engaged in the production, transmission or sale of electric energy or the production, transmission or sale of any other form of energy in a manner that makes it subject to state or federal regulation.

8.             Where the Company is engaged in the treatment, storage, production, processing, transportation or disposal of any toxic or hazardous waste or other regulated substance, it is in compliance in all material respects with all applicable local, state, and federal regulations, and such activity is not conducted by it as a business, but is an activity incidental to its normal business activities.

9.             The Company (a) is not engaged, and does not hold itself out as being engaged, and does not propose to engage, primarily in the business of investing, reinvesting or trading in securities, (b) is not engaged and does not propose to engage in the business of issuing any certificate, investment contract, or other security which represents an obligation to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance in consideration of the payment of periodic installments of a stated or determinable amount (i.e., face-amount certificates of the installment type), and (c) is not engaged, and does not propose to engage, in the business of investing, reinvesting, owning, holding or trading in securities, or if the Company is so engaged or so proposes to engage, it does not own or propose to acquire investment securities having a value exceeding 40% of the value of the Company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.  For purposes of this paragraph 9, (x) “investment securities” includes all securities except (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries of the Company that are not investment companies, and (y) “government securities” includes any security issued or guaranteed as to principal or interest by the United States, or by a person or entity controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

10.           The Company does not own, and no part of the proceeds of the loans contemplated by the Loan Documents will be used to purchase or carry (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any over-the-counter security designated as qualified for trading in the national market system under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into or carrying a warrant or right to subscribe to or purchase a security described in clauses (i), (ii) and (v) of this paragraph, (iv) any warrant or right to subscribe to a security described in clauses (i), (ii) and (v) of this paragraph, or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.

11.           There is no pending legal proceeding before, or pending investigation by, any court or administrative agency or authority of the United States of America or the State of New York or any arbitration tribunal against or directly affecting the Company or any of its properties (a) with respect to the transactions contemplated by the Documents or (b) which could reasonably be expected to have a material adverse effect on the Company or its assets or properties.

Capitalized terms used but not defined in this Officer’s Certificate have the meanings ascribed to them in the Opinion.

[Signature Follows on Next Page]

IN WITNESS WHEREOF, I have hereunto set my hand as of the          day of June, 2008.

Name: Edward J. Gaio
Title: Vice President and Chief Financial Officer

ANNEX I

1.  Lease, dated as of March 26, 2004, between Hilliard Real Properties, LLC, a New York limited liability company, and Hardinge Inc., a New York corporation.

2.  Industrial Lease, dated as of February 20, 2008, between MTM Realty, LLC, a New York limited liability company, and Hardinge Inc., a New York corporation.

3.  Lease, dated as of July 1, 2002, between Hardinge Technology [Systems], Inc., a New York corporation, and Hardinge Inc., a New York corporation.

I-1

ANNEX II

None

II-1

Exhibit A-2

HARDINGE TECHNOLOGY SYSTEMS, INC.

OFFICER’S CERTIFICATE

The undersigned officer of Hardinge Technology Systems, Inc., a New York corporation (the “Company”), hereby certifies, as of the date hereof in connection with the execution, delivery and performance by the Company of the Guaranty, dated as of June 13, 2008, executed in connection with that certain Credit Agreement, dated as of June 13, 2007 (the “Financing Agreement”), among Hardinge Inc., a New York corporation, Hardinge Holdings GmbH, a Swiss limited liability company, as the Swiss Borrower, various financial institutions (the “Lenders”) and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent), and with the consummation of the transactions contemplated thereby and the opinion of Squire, Sanders & Dempsey L.L.P. (the “Opinion”) delivered in connection therewith, as follows:

1.             Attached as (a) Annex I hereto is a list of all indentures, mortgages, deeds of trust, security and/or pledge agreements, guarantees, loan and/or credit agreements and other agreements or instruments (other than the Documents) and (b) Annex II hereto is a list of all decrees and orders, in each case in clause (a) and (b) above, to which the Company is a party or that are otherwise binding upon the Company or any of its assets or property and that contain financial or other covenants or provisions for defaults or events of default or similar events or occurrences or other provisions that otherwise would or could have the effect of (i) restricting the types of provisions that any other agreement to which the Company becomes a party may contain, (ii) restricting the conduct of the Company’s business, the incurrence by the Company of indebtedness, guarantees, or other liabilities or obligations, or the creation of liens upon any of the Company’s property or assets, or otherwise restricting the execution, delivery, and performance of, or the consummation of the transactions contemplated by, the Financing Agreement or any of the other Documents to which the Company is a party, or (iii) resulting in, or requiring the creation or imposition of, any lien upon any of the Company’s assets or property as a result of the execution, delivery or performance of, or the consummation of the transactions contemplated by, any of the Documents to which the Company is a party.

A true and complete copy of each of the above agreements, instruments, decrees and orders has heretofore been furnished to Squire, Sanders & Dempsey L.L.P.

No default or event of default under, or violation of, any such agreement, instrument, decree or order exists or, immediately after giving effect to entry into the Documents or consummation of any of the transactions contemplated thereby, will exist.

2.             The nature of the Company’s business and properties, and the purpose of the Company, is to engage in the following businesses and activities: the design, manufacture and distribution of turning, milling, grinding, cutting and workholding machines and related products.  The Company is not engaged in any activity or business, and does not own any properties, not permitted pursuant to those provisions of its Certificate of Incorporation or By-Laws, as amended, specifying the nature of the Company’s business and the purposes of the

A-2-1

Company.  The Company does not engage or propose to engage in any industry or business or activity, or own any property or asset, that causes or would cause it to be subject to special local, state or federal regulation not applicable to business organizations generally (including, without limitation, those regulations applicable only to banks, savings and loan institutions, insurance companies, public utilities or investment companies).

3.             No (i) proceeding is pending in any jurisdiction for the dissolution or liquidation of the Company, and the Company has not filed any certificate or order of dissolution, (ii) event has occurred that has adversely affected the good standing of the Company under the laws of its jurisdiction of organization, and the Company has paid all taxes currently due, if any, and taken all other action required by state law to maintain such good standing and (iii) grounds exist for the revocation or forfeiture of the Company’s Certificate of Incorporation or By-Laws, as amended.

4.             Squire, Sanders & Dempsey L.L.P. may rely upon the accuracy of all factual representations and warranties of the Company contained in the Documents, in this Officer’s Certificate and in all documents and certificates referred to therein or delivered in connection therewith.

5.             The Company does not own or operate equipment or facilities, or engage in any other activity in the nature of a public utility, including, without limitation, any such equipment, facilities or activity relating to garbage or sewage disposal or water production or transmission, that would subject the Company to regulation as a public utility of any nature.

6.             The Company does not accept deposits or engage in any other business activity reserved exclusively to banks or other lenders or financial institutions, or engage in any trust or insurance business.

7.             The Company is not a licensee under the Federal Power Act, as amended, or engaged in the production, transmission or sale of electric energy or the production, transmission or sale of any other form of energy in a manner that makes it subject to state or federal regulation.

8.             Where the Company is engaged in the treatment, storage, production, processing, transportation or disposal of any toxic or hazardous waste or other regulated substance, it is in compliance in all material respects with all applicable local, state, and federal regulations, and such activity is not conducted by it as a business, but is an activity incidental to its normal business activities.

9.             The Company (a) is not engaged, and does not hold itself out as being engaged, and does not propose to engage, primarily in the business of investing, reinvesting or trading in securities, (b) is not engaged and does not propose to engage in the business of issuing any certificate, investment contract, or other security which represents an obligation to pay a stated or determinable sum or sums at a fixed or determinable date or dates more than twenty-four months after the date of issuance in consideration of the payment of periodic installments of a stated or determinable amount (i.e., face-amount certificates of the installment type), and (c) is not engaged, and does not propose to engage, in the business of investing, reinvesting, owning,

A-2-2

holding or trading in securities, or if the Company is so engaged or so proposes to engage, it does not own or propose to acquire investment securities having a value exceeding 40% of the value of the Company’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.  For purposes of this paragraph 9, (x) “investment securities” includes all securities except (A) government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries of the Company that are not investment companies, and (y) “government securities” includes any security issued or guaranteed as to principal or interest by the United States, or by a person or entity controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.

10.           The Company does not own, and no part of the proceeds of the loans contemplated by the Loan Documents will be used to purchase or carry (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any over-the-counter security designated as qualified for trading in the national market system under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into or carrying a warrant or right to subscribe to or purchase a security described in clauses (i), (ii) and (v) of this paragraph, (iv) any warrant or right to subscribe to a security described in clauses (i), (ii) and (v) of this paragraph, or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.

11.           There is no pending legal proceeding before, or pending investigation by, any court or administrative agency or authority of the United States of America or the State of New York or any arbitration tribunal against or directly affecting the Company or any of its properties (a) with respect to the transactions contemplated by the Documents or (b) which could reasonably be expected to have a material adverse effect on the Company or its assets or properties.

Capitalized terms used but not defined in this Officer’s Certificate have the meanings ascribed to them in the Opinion.

[Signature Follows on Next Page]

A-2-3

IN WITNESS WHEREOF, I have hereunto set my hand as of the          day of June, 2008.

Name: Edward J. Gaio
Title: Treasurer

A-2-4

ANNEX I

1.  Lease, dated as of July 1, 2002, between Hardinge Technology [Systems], Inc., a New York corporation, and Hardinge Inc., a New York corporation.

I-1

ANNEX II

None

II-1

Exhibit B

Hardinge Inc. Financing Statements

Exhibit C

Hardinge Technology Systems, Inc. Financing Statements

Exhibit B-2

STAIGER, SCHWALD & PARTNER

ATTORNEYS-AT-LAW

To:
JPMorgan Chase Bank, N.A.
as Administrative Agent
and the Lenders to Hardinge Inc.
under the Credit Agreement (as defined below)

Mark-Oliver Baumgarten	Zurich, June 13, 2008
Attorney-at-Law, Dr. iur., LL.M.
mark-oliver.baumgarten@ssplaw.ch

Hardinge Inc. / Credit Agreement

Dear Sir or Madam:

We have acted as special Swiss counsel to the Swiss Companies (as defined below) in connection with a Credit Agreement (the “Credit Agreement”) dated as of June 12, 2008 among, inter alia, Hardinge Inc. as borrower (the “Company”), Hardinge Holdings GmbH as Swiss borrower (the “Swiss Borrower”) and JPMorgan Chase Bank, N.A. as administrative agent (the “Administrative Agent”) and the Lenders (as defined in the Agreement) and agents party to the Credit Agreement. We have been requested to render an opinion in connection with certain issues of Swiss law.

Capitalized terms and expressions shall have the same meaning as in the Credit Agreement unless otherwise defined herein.

DOCUMENTS REVIEWED

For the purposes of this opinion letter, we have examined the following documents:

A.1          An execution copy of the Credit Agreement;

A.2          an execution copy of a Guaranty (“Subsidiary Guaranty”) dated as of June 12, 2008 to be granted by L. Kellenberger & Co. AG (“Kellenberger”, together with the Swiss Borrower, the “Swiss Companies”);

Staiger, Schwald & Partner Ltd.

Genferstrasse 24, P.O. Box 2012, CH-8027 Zurich, Phone +41 44 283 86 86, Fax +41 44 283 87 87

ssplaw@ssplaw.ch, www.ssplaw.ch

A.3          an execution copy of the Pledge and Security Agreement (the “Pledge Agreement”) dated as of June 12, 2008 between, inter alia, the Company as pledgor and the Administrative Agent, acting for itself and the Secured Parties, relating to the pledge of 66 2/3 percent of its participation in the Swiss Borrower (the Pledge Agreement together with the Credit Agreement and the Subsidiary Guaranty, the “Agreements” and each of them an “Agreement”);

A.4          a copy of the corporate documents of the Swiss Borrower (the “Swiss Borrower Corporate Documents”):

A.4.1       a certified copy of an excerpt of the commercial register (Handelsregisterauszug) of the Canton of St. Gall dated June 6, 2008, in respect to the Swiss Borrower (the “Swiss Borrower Excerpt”);

A.4.2       a certified copy dated June 6, 2008 of the articles of association (Statuten) of the Swiss Borrower (the “Swiss Borrower Articles”);

A.4.3       a copy of the resolution of the extraordinary shareholders meeting of the Swiss Borrower dated June 3, 2008 (the “Swiss Borrower Shareholders Resolution”);

A.4.4       a copy of the resolution of the managing board of the Swiss Borrower dated June 3, 2008 (the “Swiss Borrower Board Resolution”);

A.4.5       a copy of the Swiss Borrower’s company share register dated June 12, 2008 (the “Swiss Borrowers Share Register”);

A.4.6       certificate (Namenpapier) no. 1 for 63’747 company shares (Stammanteile) in the Swiss Borrower with a par value of CHF 100 dated June 9, 2008 (the “Swiss Borrower Share Certificate”);

A.5          a copy of the corporate documents of Kellenberger (the “Kellenberger Corporate Documents”, together with the Swiss Borrower Corporate Documents, the “Corporate Documents”):

A.5.1       a certified copy of an excerpt from the commercial register (Handelsregisterauszug) of the Canton of St. Gall dated June 9, 2008, in respect to Kellenberger (the “Kellenberger Excerpt”, together with the Swiss Borrower Excerpt, the “Excerpts”);

A.5.2       a certified copy dated June 4, 2008 of the articles of association (Statuten) of Kellenberger (the “Kellenberger Articles”, together with the Swiss Borrower Articles, the “Articles”);

A.5.3       a copy of the resolution of the extraordinary shareholders meeting of Kellenberger dated May 28, 2008 (the “Kellenberger Shareholders Resolution”, together with the Swiss Borrower Shareholders Resolution, the “Shareholders Resolutions”);

A.5.4       a copy of the resolution of the board of directors of Kellenberger dated June 5, 2008 (the “Kellenberger Board Resolution”, together with the Swiss Borrower Board Resolution, the “Board Resolutions”).

2

For the purposes of this opinion letter, we have reviewed no documents other than those mentioned in this section A. Therefore, we express no opinion on, or in connection with, any such other agreements or documents.

B.       ASSUMPTIONS

In giving our opinion, we have assumed the following:

B.1          All signatures on the documents submitted to us (and on any and all agreements and documents referred to therein) or on the originals thereof are genuine.

B.2          Copies submitted to us are true and complete and conform to the originals thereof.

B.3          None of the documents submitted to us (and none of the agreements and documents referred to therein) has been amended, rescinded or revoked.

B.4          Each of the parties (other than the Swiss Companies) to the Agreements (and to any and all agreements and documents referred to therein) is a company, other legal entity, partnership or other organization duly organized, validly existing and in good standing (where such concept is legally relevant) under the laws of the jurisdiction of its incorporation and/or establishment and has the requisite capacity, power and authority to enter into the transactions contemplated by any Agreement (and to any and all agreements and documents referred to therein) and to perform its respective rights and obligations thereunder.

B.5          The execution, delivery and performance of the Agreements (and of any and all agreements and documents referred to therein) by all parties thereto (other than the Swiss Companies) have been or, where appropriate, will be duly authorized by all action necessary under applicable law, the articles of incorporation (if applicable) and the internal regulations (if applicable) of each such party.

B.6          The Agreements (and any and all agreements and documents referred to therein) have been or, where appropriate, will be duly signed, executed and delivered by representatives of all the parties thereto (other than the Swiss Companies) with the requisite signing authority conferred on them in accordance with applicable law, the articles of incorporation (if applicable) and the internal regulations (if applicable) of each such party.

B.7          The Agreements (and any and all agreements and documents referred to therein), upon signature and execution, will be legal, valid, binding and enforceable in accordance with its terms under the laws of the State of New York, by which they are expressed to be governed, and the choice of such laws was freely made by the parties thereto and for bona fide purposes. The Agreements have been, or will be, entered into, and the execution and completion thereof (and of any and all agreements and documents referred to therein) have been, or will be, carried out for bona fide commercial reasons by each of

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the parties thereto. None of the directors or officers of the respective party has or had a conflict of interest with such party in respect of any Agreement (and any and all agreements and documents referred to therein) that would preclude him from validly representing (or granting a power of attorney in respect of the documents for) the respective party.

B.8          All conditions and prerequisites provided for in each Agreement (and in any and all agreements and documents referred to therein) have been met or waived. The shares to be pledged under the Pledge Agreement have been, or will be, transferred into, and remain in, the possession of the Administrative Agent, acting for itself and the Secured Parties.

B.9          All representations and warranties made by any one of the parties in any Agreement (and in any and all agreements and documents referred to therein) are, when made or repeated or deemed to be made or repeated, true and accurate.

B.10        The Holders of Secured Obligations (the “Secured Parties”) actually have claims to be secured under the Pledge Agreement. The Swiss Borrower Share Certificate is legally and validly existing.

B.11        As of the date hereof and as of the date of the perfection of the Pledge Agreement, all shares so pledged will be free of any encumbrance or other third party rights.

B.12        Each of the parties to the Agreements has duly performed, or will duly perform, all obligations thereunder (and under any and all agreements and documents referred to therein) by which it is bound in accordance with the respective terms thereof.

B.13        To the extent any document has to be executed or any obligation under any Agreement (or under any and all agreements and documents referred to therein) has to be performed under any law other than Swiss law or in any jurisdiction outside Switzerland, such execution or performance will not be illegal or unenforceable by virtue of the laws of such jurisdiction, and all parties to such Agreement (and any and all agreements and documents referred to therein) will comply with all matters of validity and enforceability under any law.

B.14        None of the parties to any Agreement (or to any and all agreements and documents, referred to therein) has passed a voluntary winding-up resolution, nor has a petition been presented or order been made by a court for the winding up, dissolution, bankruptcy, receivership, moratorium or administration of any such party, and no receiver, trustee in bankruptcy, administrator or similar officer has been appointed in relation to any such parties or any of their assets or revenues.

B.15        At the time of entering into any Agreement (and any and all agreements and documents referred to therein), each of the Swiss Companies is not, and there are no reasonable grounds to believe that in the future any of the Swiss Companies will be, impendingly

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illiquid (drohend zahlungsunfähig), illiquid (zahlungsunfähig) or overindebted (überschuldet).

B.16        The Corporate Documents are unchanged and correct as of the date hereof, and no changes have been made which should have been, or should be, reflected in such documents as of the date hereof.

B.17        The Board Resolutions and the Shareholders Resolutions (i) have each been duly resolved in respective meetings duly convened or otherwise in the manner set forth therein, (ii) accurately reflect the resolutions and other matters stated therein, and (iii) are each in full force and effect.

C.            OPINION

Based on the assumptions and subject to the qualifications set forth herein, we are of the opinion that:

C.1          Kellenberger has been duly incorporated and is validly existing as a corporation (Aktiengesellschaft) pursuant to articles 620 et seq. of the Swiss Code of Obligations (“CO”). The Swiss Borrower has been duly incorporated and is validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) pursuant to articles 772 et seq. CO.

C.2          Each of the Swiss Companies has the corporate power and authority to enter into each Agreement to which it is a party, and the execution, delivery and performance by each of the Swiss Companies of such Agreement have been duly authorized by the respective Swiss Company.

C.3          The execution, delivery and performance by the Swiss Companies of each Agreement to which it is a party do not violate (i) any provision of the respective Articles or (ii) any laws or ordinances of Switzerland applicable to the Swiss Companies.

C.4          The choice of the law of the State of New York governing each Agreement as set forth in such Agreement is a valid choice of law under the laws of Switzerland, and will be recognized and applied by the courts of Switzerland. The pledge of the company shares (Stammanteile) under the Pledge Agreement creates and perfects the security interests expressed to be created therein, enforceable in accordance with, and subject to, its terms.

C.5          Each of the Swiss Companies has the corporate power to submit to the jurisdiction of the Supreme Court of the State of New York sitting in New York and of the United States District Court of the Southern District of New York, and the submission to the jurisdiction of the such courts is valid and legally binding on each of the Swiss Companies.

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C.6          It is not necessary under the laws of Switzerland that any Lender or the Sole Lead Arranger be licensed, authorized or otherwise entitled to carry on business in Switzerland in order to enable it to enforce its rights under any Agreement.

C.7          To ensure the legality, validity enforceability or admissibility in evidence of each Agreement in Switzerland or any political subdivision thereof, it is not necessary that any Agreement be filed, recorded or enrolled with any governmental or public body or court authority in Switzerland.

C.8          Each of the Swiss Companies has no right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from attachment or from execution or any other legal process in respect of any of its obligations under any Agreement.

C.9          A final judgment against any of the Swiss Companies in respect of any Agreement duly obtained in the court of the Supreme Court of the State of New York sitting in New York or of the United States District Court of the Southern District of New York would be recognized and enforced in Switzerland without re-trial or re-examination of the merits in the case.

D.            QUALIFICATIONS

The opinions set forth herein are subject to the following qualifications:

D.1          We have not been retained as tax or regulatory counsel and, therefore, express no opinion on any tax matters nor on regulatory issues relating to any of the Swiss Companies or any of its subsidiaries or such transactions.

D.2          The opinions expressed herein are limited to the laws of Switzerland as in force on the date hereof and as currently applied and construed by the courts of Switzerland. In the absence of statutory or established case law, we base our opinion on our independent professional judgement. We have not investigated and do not express or imply any opinion herein concerning any other laws.

D.3          Where we refer to enforceability, we only express an opinion as to enforceability under the rules of procedure applicable in Switzerland. The terms “enforceable”, “enforceability”, “valid”, “legal”, “binding” and “effective” (or any combination thereof) where used above mean that the obligations assumed by the relevant party under the relevant document are of a type which Swiss law generally recognizes and enforces; they do not mean that these obligations will necessarily be enforced in all circumstances in accordance with their terms. Enforceability of the Agreements may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors and secured parties in general (including, without limitation, provisions relating to voidable preferences), general equitable principles (including, but not limited to, the abuse of rights (Rechtsmissbrauch)), the principle of good faith (Grundsatz von Treu und Glauben) and Swiss public policy

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(ordre public) as defined in articles 17–19 of the Swiss Private International Law Act, as amended (the “PILA”).

Enforcement before the courts of Switzerland will in any event be subject to:

(i)    the nature of the remedies available in the Swiss courts (and nothing in this opinion letter must be taken as indicating that specific performance (other than for the payment of a sum of money) or injunctive relief would be available as remedies for the enforcement of such obligations ); and

(ii)   the acceptance of such courts of jurisdiction and the power of such courts to stay proceedings if concurrent proceedings are being brought elsewhere.

D.4          Based on mandatory Swiss law, the appointment of the Administrative Agent and its authorization as well as the appointment of any process agent are revocable at any time; furthermore, the Administrative Agent and any process agent may resign at any time. Under Swiss law, a power of attorney may be revoked and terminated any time even though stated to be irrevocable or to be subject to other limitations.

D.5          Based on mandatory Swiss law, the liability of the parties to any Agreement may not be excluded for willful misconduct or gross negligence; furthermore, if the Administrative Agent is a bank or another person that conducts a business that is carried on under an official license, even the exclusion for liability for simple negligence (leichte Fahrlässigkeit) may be considered to be null and void at the discretion of the court seized.

D.6          The validity of the choice of the laws of the State of New York as the governing law of the Agreements is subject to the qualifications referred to in any applicable treaty and in Articles 17 et seq. PILA with regard to the applicability of a foreign law in cases of conflicts with Swiss public policy (ordre public) or the application of mandatory provisions of Swiss or a foreign law.

D.7          The enforceability of a commitment by a party to provide another party with data relating to third parties or with inspection rights relating to such data may be limited by applicable laws relating to data protection and/or business secrecy protection.

D.8          A certificate, determination or opinion of a party to any Agreement or a third party might be held by a Swiss court not to be conclusive without further proof of the relevant facts.

D.9          The exercise of discretion or the giving of an opinion by a party to any Agreement or by a third party or the reliance by any such party on certain circumstances may not be valid unless such discretion is exercised reasonably or such opinion or reliance is based on reasonable grounds.

D.10        A notice given to, but not actually received by, a party to any Agreement may be considered not to have been properly given, and a notice received after the date of its effectiveness as provided for in such Agreement may be considered to have been given on the date of actual receipt only.

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D.11        The question whether a provision of any Agreement that is invalid or unenforceable may be severed from other provisions is determined at the discretion of the court seized.

D.12        In making references to the terms of any Agreement, other agreements or documents, no opinion is expressed as to whether these are sufficiently specified or leave room for interpretation or whether they may otherwise be subject to interpretation in accordance with Swiss law principles on the interpretation of agreements (Vertrauensprinzip), including, without limitation, the interpretation of agreements or other documents which have to be filed with the court in a form translated into any language other than the language of their origin, which may become a matter of the discretion of the court seized.

D.13        No opinion is expressed as to the accuracy of the representations and warranties on facts set out in the documents reviewed or the factual background assumed therein.

D.14        Claims may become barred under statutes of limitation or prescription, or may be or become subject to available defenses such as lapse of time, the failure to take action, set-off, retention, counterclaim, misrepresentation, material error, duress or fraud. Further, limitations may apply with respect to any indemnification and contribution undertakings by a party to any Agreement if a court considers any act of the indemnified person as willful or negligent, and an obligation to pay an amount may be unenforceable to the extent the amount is held to constitute an excessive penalty such as punitive damages. A Swiss court may limit or decline to give effect to an indemnity for legal fees or costs incurred.

D.15        The transmission of judicial documents, including service of process, in a manner other than provided by the applicable treaties (mainly the Hague Convention of November 15, 1965 on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters) or, in case no treaty applies, other than through the appropriate diplomatic channels, could be held invalid by a Swiss court despite a Swiss party having consented to such service and notification.

D.16        Concurrent proceedings might be disregarded by a court other than the court first seized with such proceedings.

D.17        We express no opinion as to the validity or enforceability of any security interest created under any agreement other than the Pledge Agreement. We express no opinion as to the enforceability of the relevant security as security for any parallel debt or any reinstatement clauses set forth in any Agreement nor on any data protection issues.

D.18        We express no opinion as to bank or insurance regulatory matters or as to any commercial, accounting, calculating, auditing or other non-legal matter such as the economic value of the securities created under any Agreement.

D.19        The security interest created under the Pledge Agreement is granted to the Administrative Agent. The other Secured Parties may not benefit from such security directly from the respective Agreement. Their security position will depend on the security position of the Administrative Agent and on the contractual agreements between the Secured Parties in relation to such security held by the Administrative Agent.

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D.20        We express no opinion on the relationship between the Lenders or Secured Parties among themselves or under the Agreements, nor on the relationship between the Lenders or Secured Parties of different security agreements. In particular, we do not opine on any ranks of any Lender or Secured Party with respect to their security entitlement to the security created under the Pledge Agreement, nor on the use of enforcement proceeds or distribution of any proceeds among the Lenders or Secured Parties. While the choice of New York law of the Pledge Agreement is a valid choice of law among the parties thereto, article 105 PILA provides that such choice of law may not be invoked against third parties. Any choice of law under any Agreement, to the extent it creates security interests over claims or securities, is subject to article 105 PILA, according to which such choice may not be invoked against third parties, and only the law to which the pledged claim or right is subject may be asserted against the respective debtor. Furthermore, the enforceability of the Obligations against any of the Swiss Companies is at all times subject to the limitations pursuant to the laws applicable to them, on the scope of which we do not opine. The application of such provisions may therefore limit or even exclude the enforcement of the security interest created under the Pledge Agreement.

D.21        In spite of provisions on continuing and independent security in the Agreements, in the event of a transfer of all or any part of the Obligations by way of novation or assignment or in the event of a restoration of any payment received by the Administrative Agent in relation to the Obligations, it cannot be excluded that a Swiss court, on the basis of article 889 of the Swiss Federal Civil Code (“CC”) or general principles of Swiss law, would hold the security interest created under the Pledge Agreement to have expired.

D.22        The recognition and enforcement in Switzerland of a judgment rendered by a foreign court is subject to the limitations set forth in (i) the Lugano Convention on Jurisdiction and Enforcement of Judgments in Civil and Commercial Matters of September 16, 1988, or (ii) such other international treaties by which Switzerland is bound, or (iii) the PILA. Pursuant to the PILA, a judgment rendered by a foreign court may only be enforced in Switzerland if:

(1)   The foreign court had jurisdiction in accordance with the PILA;

(2)   the judgment of such foreign court has become final and is no longer subject to any ordinary appeal; and

(3)   none of the following grounds for denial exists:

•      the judgment of such foreign court is manifestly incompatible with Swiss public policy; or

•      a party can establish (a) that it did not receive proper notice under the law of its registered place, unless such party proceeded on the merits without reservation; (b) that the decision was rendered in violation of fundamental principles of the Swiss conception of procedural law, in particular the fact that a party did not have the opportunity to present its defense; or (c) that the dispute between the

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same parties and with respect to the same subject matter is the subject of a pending proceeding in Switzerland, or such dispute has previously been decided in a third state, provided that the decision of such third state fulfils the prerequisites for its recognition.

D.23        A foreign judgment will be enforced in Switzerland in accordance with the relevant procedural requirements of Swiss Cantonal and Federal law.

D.24        For enforcement proceedings in Switzerland, a judgment or award expressed in a currency other than Swiss Francs will have to be converted into Swiss Francs.

D.25        The enforcement of any security granted by any of the Swiss Companies for, or with respect to, any obligation of any other obligor to any Agreement that is not a direct or indirect fully-owned subsidiary of the respective Swiss Company may be limited to the freely disposable shareholders’ equity of such Swiss Company. Such freely disposable shareholders’ equity shall be determined in accordance with Swiss law and Swiss accounting principles and shall correspond to the amount of such Swiss Company’s total shareholder equity less the total of (i) its aggregate share capital and (ii) its statutory reserves (including reserves for own shares and revaluations as well as paid-in capital surplus) to the extent such reserves are not available for distribution at the time of the start of the proceedings for enforcement. In addition, any Swiss Company may be required to deduct Swiss withholding tax of 35 percent on payments under a security granted by it for, or with respect to, any obligation of any other obligor that is not a direct or indirect fully owned subsidiary if the Swiss Federal Tax Administration deems such payment to constitute or qualify as a dividend or similar distribution.

D.26        Any provision of any Agreement which constitutes, or purports to constitute, a restriction on the exercise of any statutory power provided by mandatory law to the relevant bodies of any of the Swiss Companies may not be enforceable.

D.27        Legal terms or concepts expressed in English in this opinion or in any Agreement (or in any and all agreements and documents referred to therein) may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

We have rendered this opinion letter as of the date hereof. Consequently, in connection with the issuing of this opinion letter we do not opine on any facts or circumstances occurring or coming to our attention subsequent to the date hereof and, for the purpose of this opinion letter, we assume no obligation to advise you on any changes of factual or legal matters relevant to this opinion letter that may thereafter be brought to our attention. This opinion letter is strictly limited to the matters stated in it and does not apply by implication to any other matters.

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This opinion letter is furnished to you in connection with the entering into the Agreements. Without our prior express written consent, this opinion letter may not be circulated, quoted or otherwise referred to by you for any other purpose, nor may any third part use or rely upon this opinion letter, except (i) that your successors and assigns may rely upon this opinion letter, (ii) that you may disclose this opinion letter (a) to prospective successors and assigns of the addressees hereof, (b) to regulatory authorities having jurisdiction over any of the addressees hereof or their successors and assigns and (c) pursuant to valid legal process, and (iii) that reference may be made to it in the Agreement, in any list of closing documents prepared by, or on behalf of, the addressees hereof and in the transaction bible relating to the Agreements.

This opinion letter is governed by, and construed in accordance with, Swiss law. All disputes arising out of, or relating to, this opinion letter shall be subject to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich (Handelsgericht des Kantons Zürich), Switzerland.

Sincerely yours,

STAIGER, SCHWALD & PARTNER LTD.

Dr. Mark-Oliver Baumgarten	Christoph Frey

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Exhibit B-3

13 June 2008

JPMorgan Chase Bank, N.A as administrative agent (the Administrative Agent) and the parties named as lenders (the Lenders) under the Credit Agreement (as defined below)

Dear Sirs

Guaranty entered into by Hardinge Machine Tools Limited pursuant to a credit agreement made or to be made between Hardinge Inc. and Hardinge Holdings GmbH as Borrowers, certain other subsidiaries of Hardinge Inc. that may be a party thereto or to other related documents, the financial institutions party thereto as Lenders, and the Administrative Agent (the “Credit Agreement”)

1.             OUR ROLE

1.1           We have acted as English legal counsel to Hardinge Machine Tools Limited (the “Company”) for the purposes of, inter alia, giving this legal opinion (“this Opinion”) in relation to the Guaranty made as of today’s date by various subsidiaries of Hardinge, Inc. (including the Company) in favour of the Administrative Agent (the “Guaranty”), which is governed by the law of the State of New York (“New York Law”), a signed copy of which we have received in PDF format by email.

1.2           Besides the Guaranty, we have also examined:-

1.2.1                a copy of the minutes of a meeting of the board of directors of the Company held on 12 June 2008;

1.2.2                a copy of a written resolution of the shareholders of the Company, passed on 12 June 2008, approving inter alia the execution, delivery and performance by the Company of the Guaranty;

1.2.3                a copy of the file of records in respect of the Company maintained at Companies House and obtained by an on-line search on 3 June 2008 (the “Company Search”); and

1.2.4                such other certificates, documents and records, and have made such examinations of law, as we have considered necessary or desirable to examine for the purpose of giving this Opinion.

1.3           We have also made an oral enquiry at 10:00am on 13 June 2008 in respect of the Company at the Central Registry of Winding Up Petitions (the “Central Registry Enquiry”).

1.4           We are qualified to practise law in England and Wales.  We do not express any opinion concerning any laws of any jurisdiction, or rules of any tribunal in any jurisdiction other than England and Wales (the laws of England and Wales being referred to in this Opinion as “English Law”) and we only express any opinion on European Union law to the extent that it affects England and Wales.

2.             ASSUMPTIONS

In giving this Opinion we have assumed (but have not independently verified) that:-

2.1           all signatures are genuine;

2.2           all documents submitted to us as copies conform to all original documents and that the original documents are authentic and complete;

2.3           any minutes and extracts from minutes are a true record of the proceedings described in them of duly convened, constituted and quorate meetings and the resolutions set out in those minutes and any written resolutions were validly passed and remain in full force and effect without modification;

2.4           the Guaranty has been or will be duly and properly executed by all relevant parties (other than the Company);

2.5           there are no agreements or arrangements in existence which in any way amend, modify or vary the terms of the Guaranty or affect any of its provisions in a manner which would affect the matters set out in this Opinion;

2.6           each of the parties to the Guaranty (other than the Company) is duly incorporated, validly existing and of good standing in the relevant jurisdictions;

2.7           each of the relevant parties (other than the Company) has the capacity and power to be a party to the Guaranty, is duly authorised to enter into the Guaranty (as appropriate) and has taken whatever actions are necessary under:-

2.7.1                all applicable laws, ordinances, regulatory requirements and protocols; and

2.7.2                (where applicable) its internal by-laws, constitutions, regulations and standing orders,

in order to enter into and give effect to the Guaranty in accordance with its terms;

2.8           except in relation to England and Wales, all authorisations, approvals, licences, exemptions and consents of, or filings with, all or any governmental or regulatory authorities required in any relevant jurisdiction with respect to the execution, delivery or effectiveness of the Guaranty has been obtained;

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2.9           For the purposes of New York Law, the Guaranty is legally binding on the parties to it and is in a form capable of being legally enforced;

2.10         the parties to the Loan Documents (as defined in the Credit Agreement) have entered into them in good faith, and not for a purpose not apparent from their provisions which might render any of the provisions of the Loan Documents illegal or void;

2.11         there has not been any mistake, fraud, duress or undue influence which may affect any of the Loan Documents;

2.12         there is no matter under the laws or regulations of any jurisdiction (other than England and Wales) which would or might affect the opinions given in this Opinion and, to the extent that the laws of such jurisdiction may be relevant, such laws will be complied with;

2.13         the choice of New York Law to govern the Guaranty is or will be freely made in good faith by the respective parties and there is and will be no reason for avoiding such choice on the grounds of public policy;

2.14         the Central Registry Enquiry was accurate in all respects and the position as described in the Central Registry Enquiry has not altered since the time of making the Central Registry Enquiry; and

2.15         the Company Search was accurate in all respects and the position as described in the Companies House records has not altered since the time of making the Company Search.

3.             OPINION

Based on and subject to the foregoing and subject to the qualifications set out below, we are of the opinion that:-

3.1           the Company is a duly incorporated and validly existing company with limited liability under the laws of England and Wales;

3.2           the Company has power to enter into, and to execute, deliver and perform its obligations under the Guaranty;

3.3           the execution of the Guaranty by the Company and the performance of its obligations thereunder has been duly authorised by the Company;

3.4           the Guaranty has been validly executed and delivered by the Company;

3.5           although the Transaction Documents are governed by New York, for the purposes of English Law, the Transaction Documents contain obligations of a type and form which would be enforceable on the parties if the Transaction Documents were governed by English Law;

3.6           the choice of New York Law to govern the Transaction Documents, is a valid choice of law and will be recognised by the courts of England and Wales;

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3.7           A final and conclusive judgment for a definitive sum of money entered by the courts of the State of New York against the Company in any suit, action or proceeding arising out of or in connection with the Guaranty would be enforced by the English Courts, if a fresh action were commenced before the English Courts, without re-examination or re-litigation of the matters adjudicated upon, provided that:

3.7.1                the judgment was not obtained by fraud;

3.7.2                the judgment was not obtained in proceedings contrary to natural justice;

3.7.3                the judgment was not inconsistent with an English judgment in respect of the same matter;

3.7.4                the judgment was not for multiple damages;

3.7.5                the enforcement of the judgment would not be contrary to natural justice or public policy in England; and

3.7.6                proceedings were instituted in the English Courts within six years after the date of the judgment.

3.8           the Company is subject to the jurisdiction of the English courts and can not claim immunity from a suit or execution of judgement on grounds of sovereignty or otherwise;

3.9           no consents, licences, approvals or authorisations of any governmental or other authority or agency of or in England and no filings, registrations or recordings of the Guaranty with any governmental or other authority in or of England are required by law or regulation applicable to English companies generally in relation to or in connection with the execution and delivery by the Company of the Guaranty or the performance of the obligations expressed to be assumed by it in the Guaranty;

3.10         no stamp duty or similar registration duty will be payable in England in respect of the execution and delivery of the Guaranty; and

3.11         the entry into and performance of the Guaranty by the Company is not in breach of the Memorandum and Articles of Association of the Company or any existing provision of the laws of England and Wales.

4.             QUALIFICATIONS

4.1           For the purposes of this Opinion, the term “enforceable”, as used in relation to any document, means that the relevant obligations in that document are of a type and form which are usually capable of enforcement in the courts of England and Wales.  However, for these purposes:-

4.1.1                this does not necessarily mean that each obligation would, for the purposes of English Law, be enforced in accordance with its terms or in all circumstances or in foreign jurisdictions or by or against persons who are

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not parties to that document or that any specific remedy will be granted; and

4.1.2                enforcement is subject to, inter alia, such factors as the nature of the remedies available in English Courts, the acceptance of such courts of jurisdiction, the power of courts to stay proceedings and other principles of law and equity of general application.

4.2           This Opinion is given subject to the exclusions in Paragraph 5 and the following qualifications which would apply to English Law:-

4.2.1                enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, moratorium and other laws of general application relating to or affecting the rights of creditors.  The provisions of Sections 238, 239 and 425 of the UK Insolvency Act 1986 may be relevant;

4.2.2                enforcement may be limited by general principles of equity (regardless of whether such matter is considered in a proceeding in equity or law); equitable remedies are discretionary and will not be granted in all cases, for example, but without limitation, equitable remedies (such as an order of specific performance or an injunction) may not be available where damages are considered to be an adequate remedy.  Under English Law, equity may prevent or restrict a party from exercising what would otherwise be its strict legal rights where it would be inequitable (i.e., unjust) in the circumstances to allow that party to do so.  This principle could (by way of example only) apply to “estop” claims (i.e., prevent them succeeding) in relation to matters or documents to which any of the parties have given specific consent or approval;

4.2.3                claims may become time-barred under laws relating to limitation or may be or become subject to set-off or counterclaim;

4.2.4                where any person is vested with a discretion or may determine a matter in its opinion, English Law may require that discretion to be exercised reasonably or that opinion to be based on reasonable grounds;

4.2.5                provisions providing that terms can only be amended or varied or waived or released by specific action or in writing may not be effective in all cases;

4.2.6                as a general proposition, English Law will not imply terms into complex commercial arrangements such as those created by the Loan Documents.  In addition, it may be difficult to enforce obligations which are unclear or require performance which cannot reasonably be assessed in cash terms.  General obligations to act in good faith or similar provisions may, therefore, not be enforceable or may not be given substantive effect under English Law, as their meaning is too uncertain;

4.2.7                on the basis of existing case law, an agreement to negotiate or to agree or any similar provision may be unenforceable under English Law;

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4.2.8                any provision which expressly or impliedly provides that a determination, calculation, statement or certificate be final, conclusive or binding will not be effective if such determination, calculation, statement or certificate is fraudulent or given unreasonably or arbitrarily or without good faith and will not necessary prevent judicial enquiry into the merits of any claim by any party.

4.2.9                losses, damages, costs, charges, additional interest and expenses or similar items of loss expressed to be payable on termination, default, early repayment or analogous events may be held to be irrecoverable if and to the extent that they represent a penalty rather than a genuine pre-estimate of loss.  This is because under English Law, penalty clauses are invalid and, therefore, unenforceable.  Whether a particular provision is to be construed as a penalty or as liquidated damages is a question of law, which depends on its construction and on the surrounding circumstances at the time the relevant agreement is made.  Accordingly, this legal principle may affect additional interest, costs, charges and expenses following default including, without limitation, default interest;

4.2.10              any obligations or purported obligations to pay fees, charges, costs and/or expenses may not be effective and an English court has power to decide in its discretion any award by way of costs incurred by any party to a dispute;

4.2.11              under the English Law doctrine of frustration, a contract may be discharged if (after its formation) events occur making its performance impossible or illegal or certain other analogous situations occur.  The application of the doctrine of frustration can be expressly or impliedly excluded, but terms attempting to do so are narrowly construed and need to make complete and exhaustive provision for the relevant event to be wholly effective;

4.2.12              provisions as to severability may not be binding under English Law.  The question of whether or not provisions relating to invalidity on account of illegality may be severed from other provisions in order to save such other provisions would be determined by the relevant court at its discretion;

4.2.13              the effectiveness of terms exculpating a party from a liability or duty otherwise owed including, without limitation, mitigation of losses, are limited by English Law as are provisions requiring a party to indemnify another in relation to any matter;

4.2.14              where any obligations of a person are to be performed in a jurisdiction outside England and Wales, such obligations may not be enforceable under English Law if and to the extent that performance of those obligations would be illegal under the laws of that jurisdiction;

4.2.15              where an obligation governed by English Law is to be performed or observed or is based upon a matter arising in a jurisdiction other than England and Wales, it may not be possible to enforce such obligation if the

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same is unlawful, unenforceable or contrary to public policy in such other jurisdiction;

4.2.16              the exercise of enforcement powers by secured creditors is controlled by law.  For example, the holder of a mortgage may not generally convey charged assets to itself in satisfaction of indebtedness.  This may affect any power to hold or apply assets in a particular manner and any purported rights of foreclosure;

4.2.17              any currency indemnity or other provision for currency conversion may not be enforceable under English Law;

4.2.18              any undertakings or indemnity in relation to United Kingdom stamp duties may be void; and

4.2.19              the effect of any provision purporting to exclude the effect of agreements or understandings between the parties which are not included in the relevant documents is unclear;

4.3           the Company Search is not conclusively capable of revealing whether or not:-

4.3.1                a winding up order has been made in respect of a company or a resolution passed for the winding up of a company;

4.3.2                an administration order has been made in respect of a company; or

4.3.3                a receiver, administrative receiver, administrator or liquidator has been appointed in respect of a company,

since notice of these matters might not be filed with the Registrar of Companies immediately and, when filed, might not be entered on the public records of the relevant company immediately.  In addition, the Company Search is not capable of revealing prior to the making of the relevant order, whether or not a winding up petition or a petition for an administration order has been presented; and

4.4           we have not made enquiries of any County Court as to whether a petition for the appointment of a liquidator or an administrator has been presented to, or an administration order or winding up order has been made by such County Court.

5.             EXCLUSIONS

We give no opinion as to:-

5.1           matters of fact or matters assumed to be factual including the matters set out in the recitals to the Guaranty and whether those matters are accurate or complete.  Any warranties or representations are similarly outside the scope of this Opinion.  None of these matters has been the subject of verification by us;

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5.2           the implications of the use of US English language and/or US legal terms and concepts which may have different meanings or effect when British language is used or if such terms are applied to England and Wales;

5.3           any liability to any form of taxation;

5.4           the validity, legality or binding effect of any provisions of, or the enforceability of, the Guaranty or any other documents entered into or to be entered into in relation to the transactions described in the Credit Agreement, whether or not such documents are referred to in the Credit Agreement;

5.5           the effect of any provision providing for re-instatement of any security or obligation after its release (these provisions are of questionable validity under English law);

5.6           the implications, contents or effects of any foreign legislation, regulatory requirements or law (“Foreign Law”) or the effect of Foreign Law on the matters to which this Opinion relates;

5.7           the priority of any security interest or right over or right to take possession of any asset;

5.8           whether any provision relating to a right of set-off or similar right would be effective;

5.9           the commercial desirability or reasonableness of any of the terms of the Guaranty;

5.10         any obligation which in any way purports to involve a guarantor guaranteeing its own obligations; and

5.11         any provision which purports to grant or confer rights, powers, duties or obligations on any person who is not a party to the Guaranty.

6.             EXTENT, PURPOSE AND USE OF OPINION

6.1           This Opinion is limited to its actual contents and is not to be read as extending by implication to any other matters not specifically referred to in this Opinion.

6.2           This Opinion is given as of the date of this Opinion and shall not extend to any other time and we assume no obligation to advise you of any changes, whether or not deemed material and which may arise after the date of this Opinion.

7.             GOVERNING LAW AND JURISDICTION

7.1           This Opinion is given on the basis that it is governed by and is to be construed in accordance with English Law and that the courts of England and Wales shall have exclusive jurisdiction in respect of any relevant proceedings.

7.2           This Opinion is addressed solely to you for your own use and benefit in connection with the Guaranty and may not be relied upon by anyone else without our prior written consent.

Yours faithfully

SQUIRE, SANDERS & DEMPSEY

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